Exhibit 10.24

U.S.$1,250,000,000
CREDIT AGREEMENT
dated as of
December 13, 2011
among
TC GROUP INVESTMENT HOLDINGS, L.P.
TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
TC GROUP CAYMAN, L.P.
CARLYLE INVESTMENT MANAGEMENT L.L.C.
as Borrowers
TC GROUP, L.L.C.,
as Parent Guarantor
The LENDERS Party Hereto,
and
CITIBANK, N.A.
as Administrative Agent
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
CREDIT SUISSE SECURITIES (USA) LLC
as Joint Lead Arrangers and Bookrunners
JPMORGAN CHASE BANK, N.A.
CREDIT SUISSE SECURITIES (USA) LLC
as Syndication Agents

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- ii -

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SCHEDULE 1	-	Commitments
EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Additional Borrower Joinder Agreement
EXHIBIT C	-	Form of Closing Certificate
EXHIBIT D	-	Form of Solvency Certificate
EXHIBIT E	-	Form of Exemption Certificate
EXHIBIT F	-	Form of Revolving Credit Loan Note
EXHIBIT G	-	Form of Term Loan Note
EXHIBIT H	-	Form of Pre-IPO Solvency Certificate
EXHIBIT I	-	Form of Parent Guarantor Joinder Agreement
EXHIBIT J	-	Form of Subsidiary Guarantee Agreement

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          CREDIT AGREEMENT dated as of December 13, 2011, among TC GROUP INVESTMENT HOLDINGS, L.P., a Delaware limited partnership, TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P., a Cayman Islands exempted limited partnership, TC GROUP CAYMAN, L.P., a Cayman Islands exempted limited partnership, and CARLYLE INVESTMENT MANAGEMENT L.L.C., a Delaware limited liability company, (individually, an “Initial Borrower”, and collectively, the “Initial Borrowers”), TC GROUP, L.L.C., a Delaware limited liability company, as a Parent Guarantor, the LENDERS party hereto, and CITIBANK, N.A. (“Citibank”), as Administrative Agent.
          The Initial Borrowers and TC Group, L.L.C. are parties to the Second Amended and Restated Credit Agreement dated as of September 30, 2011 (the “Existing Credit Agreement”) with several banks and other financial institutions or entities parties as lenders thereto and Citibank, N.A., as administrative agent and collateral agent. The parties to the Existing Credit Agreement have agreed to enter into this Agreement, effective upon the satisfaction of the conditions precedent set forth in Section 5.01, and with certain provisions, including the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, effective as of the Initial Funding Date. Accordingly, the parties hereto agree as of the Effective Date as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.
          “Acceleration Event” has the meaning assigned to such term in Section 2.04(k).
          “Acquired Entity” means any Person or property acquired pursuant to a New Acquisition.
          “Additional Borrower” has the meaning assigned to such term in Section 2.23.
          “Additional Borrower Joinder Agreement” means an Additional Borrower Joinder Agreement substantially in the form of Exhibit B.
          “Additional Guarantors” means, collectively, the Additional Parent Guarantors and the Additional Subsidiary Guarantors.
          “Additional Management Fee Earning Assets” means, for any New Acquisition and determined immediately upon the consummation of such New Acquisition, the aggregate amount (without duplication) for the applicable Acquired Entity, each Fund Entity Controlled or managed by such Acquired Entity and any Person or asset pool subject to an asset management contract acquired pursuant to such New Acquisition (any of the foregoing Persons or asset pools, a “Fee Generating Entity”) of (i) capital commitments to such Fee Generating Entity, (ii) invested capital of such Fee Generating Entity and (iii) total assets of such Fee Generating Entity, in each case to the extent used as the basis for calculating Management Fees of such Fee Generating Entity; provided that for purposes of the foregoing determination, any Fund Entity Controlled or managed by a Non-Controlled Acquired Entity shall be excluded.
          “Additional Parent Guarantor” means any limited partnership or limited liability company organized under the laws of any Permitted Jurisdiction (or, with the approval of the

Administrative Agent, acting reasonably, any limited partnership or equivalent entity organized under the laws of another jurisdiction) (i) the general partner (or equivalent Controlling member entity) of which is Carlyle Group or a direct or indirect wholly owned subsidiary of Carlyle Group, (ii) which, directly or through one or more direct or indirect subsidiaries, conducts one or more Core Businesses, and (iii) which is not a Subsidiary of any Person that is an Obligor at the time of designation under Section 2.24(a). In the event that it is determined by the Obligors that an Additional Parent Guarantor should be organized in a form other than a limited partnership or a limited liability company, the Administrative Agent and the Obligors agree to negotiate in good faith to make changes to this Agreement and the other Loan Documents as are advisable in order to include such Person as a Parent Guarantor and to otherwise give effect to the intent of this Agreement and the other Loan Documents (and the Lenders hereby authorize the Administrative Agent to make any such changes).
          “Additional Subsidiary Guarantor” has the meaning assigned to such term in Section 2.24(b).
          “Adjusted Applicable Percentage” means, with respect to any Revolving Credit Lender, such Revolving Credit Lender’s Applicable Percentage adjusted to exclude from the calculation thereof the Revolving Credit Commitment of any Defaulting Lender. If the Revolving Credit Commitments have terminated, the Adjusted Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to any Revolving Credit Lender’s status as a Defaulting Lender at the time of determination.
          “Adjusted LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.
          “Administrative Agent” means Citibank, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents.
          “Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrowers and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affected Interest Period” has the meaning assigned to such term in Section 2.13.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreed Foreign Currency” means, at any time, any of Sterling, Euros, Japanese Yen, and, with the agreement of each Revolving Credit Lender, any other Foreign Currency, so long as, in respect of any such specified Currency, at such time (a) such Currency is dealt with in the London interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Currency by any Revolving Credit Lender for making any Revolving Credit Loan hereunder and/or to permit the Borrowers to borrow and repay the principal thereof and to pay the interest thereon and by any Issuing Bank for issuing or making any disbursement with respect to any Letter of Credit hereunder and/or to permit the Borrowers to reimburse any Issuing Bank for any such disbursement or pay the interest thereon or to permit any Revolving Credit Lender to acquire a participation interest in any Letter of Credit or make any payment to such Issuing Bank in consideration therefor, unless in each case such authorization has been obtained and is in full force and effect.
          “Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a) for any day, the Prime Rate in effect on such day;

(b) for any day, the Federal Funds Effective Rate for such day plus 1/2 of 1.00%; and

(c) for any day, 1.00% per annum above the LIBO Rate that would be in effect for a Eurocurrency Loan having an Interest Period of one month that commences on the second Business Day following such day.
Each change in any interest rate provided for herein based upon the Alternate Base Rate resulting from a change in the Alternate Base Rate shall take effect at the time of such change in the Alternate Base Rate.
          “Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04, Section 2.19(f), Section 2.22 or in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of any Issuing Bank under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Revolving Credit Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Revolving Credit Commitments or Loans of all Classes hereunder. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
          “Applicable Rate” means, for any day with respect to any ABR Loan or Eurocurrency Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Margin”, “Eurocurrency Margin” or “Commitment Fee”, respectively, based upon the category that applies on such day:

	S&P Rating	ABR Margin	Eurocurrency Margin	Commitment Fee
Category 1	A+ or higher	0.000%	1.000%	0.100%
Category 2	A	0.125%	1.125%	0.125%
Category 3	A-	0.250%	1.250%	0.150%
Category 4	BBB+	0.500%	1.500%	0.200%
Category 5	Less than BBB+ or unrated	0.750%	1.750%	0.300%
          The parties hereto agree that, for purposes of determining the foregoing: (a) (i) for the period commencing on the Initial Funding Date and ending on the date that the Administrative Agent receives written notice from the Obligors that S&P has provided a Rating with respect to any Obligor and (ii) during any other period during which there is no Rating or in which the Obligors shall be in Default of their obligations under Section 6.11, in each case Category 5 shall apply, and (b) in the event the Obligors have different Ratings, the lowest Rating with respect to any Obligor shall apply. If the Rating by S&P shall be changed, such change shall be effective as of the date on which it is first announced by S&P (or, in the case of a private Rating by S&P, on the date on which S&P first notifies the Obligors of such change). Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change in Rating and ending on the date immediately preceding the effective date of the next such change in Rating.
          “Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
          “Available Carryforwards” has the meaning assigned to such term in Section 7.06(d).
          “Bankruptcy Event of Default” means any Event of Default pursuant to Sections 8.01(h) or (i).
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower Obligations” has the meaning assigned to such term in Section 2.20.
          “Borrowers” means, collectively, the Initial Borrowers and each other Person that becomes a Borrower hereunder pursuant to Section 2.23.
          “Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date or (b) all Eurocurrency Loans of the same Class, Type and Currency that have the same Interest Period.
          “Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03.
          “Business Day” means a day (a) other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, such day is also a day for trading by and between banks in deposits in the relevant Currency in the interbank eurocurrency market, (c) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Sterling, such day is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency and (d) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in any other Agreed Foreign Currency, such day is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) or any other relevant exchange or payment system, as applicable, is open for the settlement of payments in such other Agreed Foreign Currency.

          “Capital Lease Obligations” of any Person means, subject to Section 1.03(c), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Carlyle Group” means The Carlyle Group L.P., a Delaware limited partnership, or, if applicable, (a) such other Person (or Persons) that as of the Initial Funding Date is the “top-tier” parent of the Obligors and owns, directly or indirectly, (i) the issuer of the Qualified IPO (if such issuer is not itself the “top-tier” parent or one of the top-tier parents) and (ii) 100% of the outstanding Equity Interests of each general partner or sole member of each Obligor (except for Equity Interests held by Persons that as of the Initial Funding Date hold non-Controlling limited partnership interests in such general partners or sole members) or (b) such other Person designated by the Obligors and approved by the Administrative Agent and the Lenders.
          “Carried Interest” means any and all limited partnership or other ownership interests or contractual rights representing the right to receive, directly or indirectly, the proceeds of any “carried interest” in any Fund Entity (including incentive and performance fees dependent on investment performance or results) and all distributions received by any Obligor or any Subsidiary thereof the source of which is carried interest; provided that “Carried Interest” shall include the “carried interest” reported on the Obligors’ consolidated financial statements prepared in accordance with GAAP; provided further that “Carried Interest” shall in any event not include any Deal Team Interests.
          “CGMI” means Citigroup Global Markets Inc.
          “Change in Control” means
          (a) at any time prior to the Qualified IPO Date, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), but other than the Obligors, their Subsidiaries and the Permitted Investors, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding shares of capital stock, membership interest or partnership interest, as applicable, in any Obligor, (ii) the acquisition of direct or indirect Control of any Obligor by any Person or group (other than the Obligors, their Subsidiaries and the Permitted Investors), or (iii) less than two members of the Management Team are members of the then existing management team of any of the Obligors; and
          (b) at any time on and after the Qualified IPO Date, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), but other than the Obligors, their Subsidiaries and the Permitted Investors, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding shares of capital stock, membership interest or partnership interest, as applicable, in any Obligor, (ii) the acquisition of direct or indirect Control of any Obligor by any Person or group (other than the Obligors, their Subsidiaries and the Permitted Investors), (iii) the General Partner ceasing to Control the Carlyle Group, or (iv) during any period of two consecutive years, commencing on and after the Qualified IPO Date, individuals who at the beginning of such two year period constituted the board of directors (or board or managers or other equivalent body) of the General Partner (together with any new directors appointed or elected by the board of directors or the members of the General Partner, as the case may be, or whose nomination for election by the limited partners of Carlyle Group was approved by a vote of a majority of the directors (or their equivalents) of the General Partner then still in office who were either directors at the beginning of such period or were previously so appointed or elected, or whose nomination for election was previously so approved) cease for any reason to constitute a majority of the General Partner’s board of directors then in office (or board or managers or other equivalent body);
provided that any intraday reorganization with respect to the Obligors occurring in connection with the Company Reorganization shall be deemed not to constitute a “Change in Control” so long as notwithstanding the foregoing provisions of this proviso no change when measured from the time immediately prior to the commencement of such intraday reorganization to the time immediately after such intraday reorganization shall constitute a “Change in Control”.
          “Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance for the first time of any guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Citibank” means Citibank, N.A.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans.
          “Code” means the Internal Revenue Code of 1986.
          “Commitment Schedule” means Schedule 1, as such Schedule 1 is adjusted pursuant to Section 2.07(e), Section 10.04(g) and the definition of “Term Loan”.
          “Company Reorganization” means the series of transactions in connection with the Specified IPO as described in the section entitled “Organizational Structure” of the Specified IPO S-1, including those transactions that are necessary or, in the good faith judgment of the Obligors, advisable to effect the restructuring described therein so long as any such transaction could not reasonably be expected to have a Material Adverse Effect.
          “Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. For the avoidance of doubt, “Consolidated Subsidiary” shall not include any Fund Entity or any subsidiary of a Fund Entity or any Person constituting a “Consolidated Fund” (as such term is used in Footnote 1 to the Condensed Combined and Consolidated Financial Statements of TC Group, L.L.C. and Affiliates dated as of June 30, 2010).
          “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Equity Interests issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject (excluding, in each case, a Loan Document).
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Core Business Entity” means any Person that earns or is entitled to receive fees or income (including investment income and fees, gains or income with respect to carried interest) from one or more Core Businesses.
          “Core Businesses” means (a) establishing or acquiring investment funds or managed accounts, (b) investment or asset management services, financial advisory services, money management services, merchant banking activities or similar or related activities, including services provided to mutual funds, private equity or debt funds, hedge funds, funds of funds, corporate or other business entities or individuals and (c) making investments, including investments in funds of the type specified in clause (b).
          “Credit Parties” means, collectively, the Obligors and the Subsidiary Guarantors.
          “Currency” means Dollars or any Foreign Currency.
          “Deal Team Interest” means that portion of any “carried interest” (or capital interests taken in lieu of “carried interest”) in any Fund Entity accruing to the members, partners, employees, contractors or advisors of the Obligors or any of their Affiliates and not directly or indirectly accruing to the Obligors or investors in the Obligors in their capacity as such.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender that (a) other than at the direction or request of any regulatory agency or authority or unless subject to a good faith dispute, has failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by such Lender hereunder, (b) has notified any Obligor, the Administrative Agent, any Issuing Bank or any Lender in writing that such Lender does not intend or expect to comply with any of its funding obligations under this Agreement, (c) unless subject to a good faith dispute, has failed to confirm in writing to the Administrative Agent upon its request (or at the request of the Borrowers), within three Business Days after such request is received by such Lender (which request may only be made after all conditions to funding have been satisfied, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation by Administrative Agent), that such Lender will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not qualify as a “Defaulting Lender” solely as the result of the acquisition or maintenance of an ownership interest in such Lender or any Person controlling such Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or an instrumentality thereof.
          “Dollar Equivalent” means, with respect to any Borrowing, Letter of Credit or LC Disbursement denominated in any Foreign Currency, the amount of Dollars that would be required to purchase the amount of the Foreign Currency of such Borrowing, Letter of Credit or LC Disbursement on the date two Business Days prior to the date of such Borrowing, Letter of Credit or LC Disbursement (or, in the case of any determination made under Section 2.09(b) or redenomination under the last sentence of Section 2.17(a), on the date of determination or redenomination therein referred to), based upon the spot selling rate at which the Administrative Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.
          “Dollars” or “$” refers to the lawful currency of the United States of America.
          “EBITDA” means, for any period, Net Income for such period, plus
          (a) the sum, without duplication (including with respect to any item already added back to Net Income) and to the extent deducted in calculating Net Income, of the amounts for such period of:
          (i) depreciation and amortization;
          (ii) interest expense (paid or accrued during such period);
          (iii) income taxes;
          (iv) non-recurring, extraordinary or unusual expenses, losses and charges (including all expenses associated with litigation settlements, severance, closing offices and early termination of any investment fund);
          (v) expenses with respect to any Class B “carried interest” in any Fund Entity during such period;
          (vi) non-cash expenses and charges (including non-cash stock compensation expenses), provided that any cash payment made with respect to any non-cash expenses or charges added back in calculating EBITDA for any earlier period pursuant to this clause (vi) shall be subtracted in calculating EBITDA for the period in which such cash payment is made; and
          (vii) for any such period from and after which the Specified IPO shall have occurred, partner (excluding general public partners) and fundraising bonus expenses incurred after the Specified IPO; minus
          (b) the sum, without duplication and to the extent included in Net Income, of the amounts (which may be negative) for such period of:
          (i) any extraordinary, unusual or other non-recurring gains increasing Net Income;
          (ii) any non-cash items (other than accrual of revenue in the ordinary course of business) increasing Net Income, but excluding any such items in respect of which cash was received in a prior period (other than accrual of revenue in the ordinary course of business);
          (iii) the amount (which may be negative) equal to net income (loss) of Persons not constituting Subsidiaries (determined ratably based on the ownership percentage in such Persons);

          (iv) the amount equal to unrealized incentive income with respect to any Class A “carried interest” in any Fund Entity during such period;
          (v) the amount equal to any Class B “carried interest” in any Fund Entity recognized (whether realized or unrealized) during such period;
          (vi) the amount (which may be negative) equal to net income of any coinvestment made by individual partners and employees in Fund Entities and otherwise included in Net Income; and
          (vii) the amount of any clawbacks of realized Class A “carried interest” in any Fund Entity actually paid during such period;
in each case determined on a consolidated basis for the Obligors and their Consolidated Subsidiaries without duplication in accordance with GAAP.
          For purposes of calculating EBITDA, for any Reference Period, if at any time during such Reference Period (and after the Effective Date) any of the Obligors and their Consolidated Subsidiaries shall have made any New Acquisition or any New Disposition, the EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such New Acquisition or such New Disposition occurred on the first day of such Reference Period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculation shall be made in good faith by a Responsible Officer.
          “Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).
          “Eligible New Lender” means any Person that meets the requirements to be an assignee under Section 10.04(b) (subject to such consents, if any, as may be required under Section 10.04(b)(iii)).
          “Employee Loan Indebtedness” means any Indebtedness of any Obligor under (i) that certain Eighth Amended and Restated Credit and Guarantee Agreement — Euros, dated as of August 4, 2011 among Wachovia Bank, National Association, a national banking association, TC Group, L.L.C., a Delaware limited liability company, as the disbursement agent (or any replacement disbursement agent) and as a guarantor, and the guarantors signatory thereto and (ii) that certain Ninth Amended and Restated Credit and Guarantee Agreement — Dollars, dated as of August 4, 2011 among Wachovia Bank, National Association, a national banking association, TC Group, L.L.C., a Delaware limited liability company, as the disbursement agent (or any replacement disbursement agent) and as a guarantor, and the guarantors signatory thereto, in each case, as may be amended, modified or replaced from time to time.
          “Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees of any international authority, foreign government, the United States of America, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.
          “Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any

Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Obligor, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412(a) of the Code or Section 302(a)(2) of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Obligor or any of its Subsidiaries of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Obligor or any of its Subsidiaries from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Obligor or any of its Subsidiaries of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Obligor or any of its Subsidiaries of any notice, or the receipt by any Multiemployer Plan from any Obligor or any of its Subsidiaries of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Euros” has the meaning assigned to such term in Section 10.12(a).
          “Event of Default” has the meaning assigned to such term in Article VIII.
          “Excess Funding Guarantor” has the meaning assigned to such term in Section 3.07.
          “Excess Payment” has the meaning assigned to such term in Section 3.07.
          “Excluded Fund Entities” means, collectively, each Person that, prior to the date hereof and in connection with the Effective Date, has been identified in writing by the Obligors to the Administrative Agent (for delivery to each Lender) as an “Excluded Fund Entity”.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) taxes imposed on or measured by its net income (however denominated), franchise taxes, or capital taxes that are imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which it has its principal office, seat of management or applicable lending office, or is engaged in business (other than any business in which such person is deemed to engage solely by reason of the transactions contemplated by this Agreement and the other Loan Documents, including the mere holding of an Obligation, receipt of payments or the enforcement of rights thereunder), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Obligor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Obligor under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Obligor with respect to such withholding tax pursuant to Section 2.16(a), (d) any U.S. federal withholding taxes imposed by FATCA, (e) in the case of a U.S. Lender that has failed to comply with Section 2.16(f), any backup withholding tax that is required by the Code to be withheld from amounts payable to such U.S. Lender, and (f) interest and penalties with respect to taxes referred to in clauses (a) through (e).
          “Existing Administrative Agent” has the meaning assigned to such term in Section 5.02(b).
          “Existing Credit Agreement” has the meaning assigned to such term in the preamble hereto.
          “Existing Letter of Credit” means a Letter of Credit (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement and outstanding immediately prior to the Initial Funding Date.
          “Existing Loans” means, collectively, the Existing Revolving Credit Loans and the Existing Term Loans.
          “Existing Obligations” means the Obligations under (and as defined in) the Existing Credit Agreement.
          “Existing Revolving Credit Commitments” means a Revolving Credit Commitment under (and as defined in) the Existing Credit Agreement.
          “Existing Revolving Credit Loan” means a Revolving Credit Loan (as defined in the Existing Credit Agreement) made or deemed made under the Existing Credit Agreement and outstanding immediately prior to the Initial Funding Date.
          “Existing Term Loan” means a Term Loan (as defined in the Existing Credit Agreement) made or deemed made under the Existing Credit Agreement and outstanding immediately prior to the Initial Funding Date.
          “Facility” means each of (a) the Term Facility and (b) the Revolving Credit Facility.
          “FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%)

of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Foreign Currency” means, at any time, any Currency other than Dollars.
          “Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Fund Entity” means any investment fund or managed account (and related special purpose co-investment vehicles) established (or acquired) directly or indirectly by the Obligors to make investments in (a) portfolio companies thereof, (b) real estate and real estate oriented investments and (c) loans, “high yield” debt securities, derivative financial instruments, structured finance securities, hedge agreements and/or similar securities, instruments and arrangements and equity interests.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “General Partner” means Carlyle Group Management, L.L.C., a Delaware limited liability company, or, if applicable, such other Person that as of the Qualified IPO Date is the general partner of Carlyle Group.
          “Global Partners” means Persons who hold Equity Interests in TCG Holdings, L.L.C. or any Parent thereof or who hold Equity Interests in TCG Holdings Cayman, L.P. or any Parent thereof.
          “Governmental Authority” means the government of the United States of America, the Cayman Islands or any other nation, or any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any federal or other association of or with which any such province, state or nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee by any guaranteeing Person shall be deemed to be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
          “Holders” means, collectively, the Administrative Agent, the Issuing Banks and the Lenders and any holder of the obligations described in clause (b) of the definition of “Obligations”.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business and (ii) any unsecured earn-out obligation or other contingent obligation incurred as consideration for an acquisition until (x) such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP or (y) the liability on account of any such obligation becomes fixed), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such Indebtedness being equal to the lesser of the value of the property subject to such Lien and the amount of such Indebtedness), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Initial Borrower” and “Initial Borrowers” has the meaning assigned to such terms in the preamble hereto.
          “Initial Funding Date” means the date on which the conditions specified in Section 5.02 are satisfied (or waived in accordance with Section 10.02).
          “Initial Funding Date Minimum Assets Amount” has the meaning assigned to such term in Section 7.08.
          “Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.06.
          “Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date commencing with the first Quarterly Date to occur after the Initial Funding Date, and (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.
          “Interest Period” means, for any Eurocurrency Loan or Borrowing, and except as provided in Section 2.01(a) and Section 2.01(b) with respect to the Eurocurrency Borrowings to be made pursuant to such Sections, the period commencing on the date of such Eurocurrency Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender under the relevant Facility, nine or twelve months) thereafter or, with respect to such portion of any Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Eurocurrency Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurocurrency Loan initially shall be the date on which such Eurocurrency Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurocurrency Loan.
          “Investment” means, for any Person, (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit arising in connection with the sale of inventory, supplies or services by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person; or (d) the entering into of any Hedging Agreement.
          “IPO Condition Trigger Date” means the first day upon which each of the following shall have occurred: (a) the Specified IPO Date, (b) the redemption or repurchase in full, or conversion into Equity Interests, of all Indebtedness of the Obligors and their respective Subsidiaries owing to the Mubadala Investors and (c) the repayment in full of any Revolving Credit Loans under (and as defined in) the Existing Credit Agreement, the proceeds of which were used to fund the actions set forth in clauses (i) through (iii) of Section 6.08(b) of the Existing Credit Agreement, which repayment shall be made from cash and Permitted Investments and/or a Borrowing of Revolving Credit Loans on the Initial Funding Date in an aggregate principal amount not exceeding $250,000,000.
          “IPO Issuer” means The Carlyle Group L.P., a Delaware limited partnership, or, if applicable, such other Person that is the issuer of the Qualified IPO (if The Carlyle Group L.P. is not the issuer of the Qualified IPO).
          “Issuing Bank” means Citibank, and any Lender appointed by the Borrowers and reasonably acceptable to the Administrative Agent that shall have agreed to be an Issuing Bank, in each case, in its capacity as an issuer of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.04(j). An Issuing Bank may, in its discretion, arrange for one or more Letters of

Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Japanese Yen” or “¥” refers to the lawful currency of Japan.
          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time (calculated, in the case of Letters of Credit and LC Disbursements denominated in currencies other than Dollars, by reference to the Dollar Equivalent thereof at such time). The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lead Arrangers” means, collectively, CGMI, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC.
          “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing denominated in any Currency, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as LIBOR for deposits denominated in such Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then, unless the last sentence of Section 10.12(e) is applicable, the LIBO Rate for such Interest Period shall be the rate at which deposits in such Currency in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “LIBOR” means, for any Currency, the rate at which deposits denominated in such Currency are offered to leading banks in the London interbank market.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loan Documents” means, collectively, this Agreement, any promissory note issued pursuant to Section 2.08(g), the Subsidiary Guarantee Agreement and any amendments or supplements or joinders to any Loan Document entered into from time to time.
          “Loans” means the loans made and deemed made by the Lenders to the Borrowers pursuant to this Agreement.

          “Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.
          “Management Fee Agreement” means any agreement governing the payment of, or any interest of any Credit Party or any of its Subsidiaries in, any Management Fees, including the limited partnership and other organizational agreements of each Fund Entity.
          “Management Fee Earning Assets Amount” means, on any Quarterly Date, the aggregate amount, without duplication, of (a) capital commitments to the applicable Fund Entity, (b) invested capital of the applicable Fund Entity, or (c) total assets of the applicable Fund Entity, in each case, to the extent used as the basis for calculating Management Fees for such Fund Entity on the applicable Quarterly Date, provided that for purposes of the foregoing determination, (i) only Fund Entities with respect to which any Management Fees shall have been paid, directly or indirectly, to the Obligors during the four-quarter period ending on such Quarterly Date shall be included and (ii) any Fund Entity owned or managed by a Non-Controlled Acquired Entity shall be excluded.
          “Management Fees” means (i) any and all management fees and other fees (excluding incentive or performance fees dependent on investment performance or results) for management services (whether pursuant to a Management Fee Agreement or otherwise) and any and all distributions received by any Obligor or any Subsidiary thereof the source of which is Management Fees, (ii) any and all “Management Fees” pursuant to any Management Fee Agreement, (iii) any and all payments with respect to any Priority Profit Share (as defined in the Management Fee Agreements of Carlyle Europe Partners II, L.P. and Carlyle Europe Partners III, L.P. or any other Fund Entity the Management Fee Agreement of which is governed by the law of England), or the equivalent in any non-U.S. jurisdiction, and (iv) any and all payments received which are treated as a credit or offset or otherwise reduce such fees, and shall in any event include the “management fees” reported on the Obligors’ consolidated financial statements prepared in accordance with GAAP. For the avoidance of doubt, it is understood that a Priority Profit Share, and any payments with respect thereto, constitute “Management Fees” under clauses (i), (ii) and (iv) of this definition.
          “Management Team” means Daniel A. D’Aniello, William E. Conway, Jr. and David M. Rubenstein.
          “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
          “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Credit Parties, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their respective payment or other material obligations under the Loan Documents or (c) the material rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders under this Agreement and the other Loan Documents, in each case taken as a whole.
          “Material Fund Entities” means, collectively, any Fund Entity having an aggregate amount of assets under management as of the relevant date of determination exceeding $2,000,000,000, provided that “Material Fund Entities” shall not include any Excluded Fund Entity.
          “Material Indebtedness” means Indebtedness of the type described in clauses (a), (b), (g) and (h) of the definition of “Indebtedness” and any Guarantees of such Indebtedness (other than the Loans and Letters of Credit) of (i) any one or more Credit Parties and its Material Subsidiaries in an aggregate principal amount exceeding $50,000,000 and (ii) any one or more Fund Entities in an aggregate principal amount exceeding $200,000,000.
          “Material Subsidiary” means, on any date, any Subsidiary of any of the Obligors that has had more than 5% of the revenue of the Obligors and their Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such date; provided that, if at any time the revenue (determined on a consolidated basis without duplication in accordance with GAAP) of all Subsidiaries of the Obligors which would otherwise not be Material Subsidiaries as provided above exceeds 7% of the revenue of the Obligors and their Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) at such time, then the 5% referred to above in this definition shall be automatically reduced to the extent necessary such that, after giving effect to such reduction, the revenue (determined on a consolidated basis without duplication in accordance with GAAP) of all Subsidiaries of the Obligors which are not Material Subsidiaries does not exceed 7% of the revenue of the Obligors and their Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) at such time.
          “Maturity Date” means September 30, 2016; provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
          “Mubadala Investors” means, collectively, each Person that, prior to the date hereof and in connection with the Effective Date, has been identified in writing by the Obligors to the Administrative Agent (for delivery to each Lender) as a “Mubadala Investor”.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Negotiation Period” has the meaning assigned to such term in Section 2.13.
          “Net Cash Proceeds” means, with respect to any issuance or any sale of Equity Interests, the cash proceeds received from such issuance or sale, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Net Income” means, for any period, (a) the net income (or loss) of the Obligors and their Consolidated Subsidiaries for such period determined on a consolidated basis without duplication in accordance with GAAP minus, to the extent included in such net income (or loss), (b) the net income of any Consolidated Subsidiary of any Obligor to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of that net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary.
          “New Acquisition” means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by any Obligor or any of its Subsidiaries in excess of $25,000,000;
          “New Disposition” means, with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or disposition thereof that yields gross proceeds to any Obligor or any of its Subsidiaries in excess of $25,000,000.

          “Non-Consent Event” means (a) any Payment Default that shall have continued unremedied for a period of the lesser of (i) 30 days after notice thereof to the Borrowers from the Administrative Agent or any Lender or (ii) 60 days, and (b) any Bankruptcy Event of Default.
          “Non-Controlled Acquired Entity” means an Acquired Entity that is not Controlled by any Obligor or any of its Subsidiaries.
          “Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.
          “Non-Guarantor Subsidiary” means any Subsidiary (other than an Obligor) of any Obligor that is not a Subsidiary Guarantor.
          “NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
          “Obligations” means, collectively, (a) the obligations of the Borrowers to pay when due the principal of and interest on the Loans made by the Lenders to the Borrowers and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to any Holder by the Borrowers under this Agreement and any other Loan Document and from time to time owing to any Holder by any Credit Party under any of the Loan Documents (including any and all amounts in respect of Letters of Credit), and all other obligations of the Credit Parties under the Loan Documents, and (b) on and after the Initial Funding Date, all obligations of any Obligor under or with respect to any Specified Hedging Agreement, in each case including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceedings with respect to any Credit Party, whether or not such interest or expenses are allowed as a claim in such proceeding; provided that obligations of any Obligor under any Specified Hedging Agreement shall be guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the other Obligations are so guaranteed.
          “Obligors” means, collectively, the Borrowers and the Parent Guarantors.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Parent” means any direct or indirect parent of any Credit Party.
          “Parent Guarantor” means TC Group L.L.C and each other Person that becomes a Parent Guarantor hereunder pursuant to Section 2.24(a).
          “Parent Guarantor Joinder Agreement” means the Parent Guarantor Joinder Agreement substantially in the form of Exhibit I.
          “Participant” means any Person to whom a participation is sold as permitted by Section 10.04(d).
          “Participant Register” has the meaning assigned to such term in Section 10.04(d).
          “Partners’ Letter” means, for each fiscal year or fiscal quarter of the Obligors, the explanatory memorandum that customarily accompanies the delivery of the financial statements to the Global Partners with respect to the financial condition of the Obligors and their Consolidated Subsidiaries for such fiscal year or fiscal quarter, as the case may be.
          “Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
          “Payment Default” means any Default described under Sections 8.01(a) or (b).
          “Pay-off Letter” has the meaning assigned to such term in Section 5.02(b).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
          (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; and
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Obligors or any of their respective Subsidiaries.
          “Permitted Investments” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody’s; (f) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 and (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency and shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition.
          “Permitted Investors” means (a) each Person that directly or indirectly owns Equity Interests in any of the Obligors on the Effective Date, and any natural person, estate or trust acquiring such Equity Interests or that of any Parent thereof upon the death of such Person, (b) any Person who is an officer or otherwise a member of the management team of any Obligor on the Effective Date, (c) (i) at any time prior to the Initial Funding Date, any direct or indirect Global Partner who is an officer or otherwise a member of the management team of any Obligor (or any Parent thereof), and (ii) at any time on and after the Initial Funding Date, any Person that (A) is a natural person, (B) directly or indirectly holds Equity Interests in any Obligor (or any Parent thereof) and (C) is an officer or otherwise a member of the management team or a partner-level personnel of any Obligor (or any Parent thereof), (d) any trust or other personal planning vehicle formed by any Person described in clauses (a) through (c) above that directly or indirectly owns Equity Interests in any of the Obligors or any Parent thereof and (e) any Person, all or substantially all of whose Equity Interests are owned or Controlled by Persons described in clauses (a) through (d) hereof or any group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) consisting of such Persons.
          “Permitted Jurisdiction” means any state of the United States of America, any province or territory of Canada, the Cayman Islands and Scotland.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is sponsored, maintained or contributed to by any Obligor or any of its ERISA Affiliates.
          “Prime Rate” means the rate of interest announced publicly by Citibank as its prime rate in effect at its principal office in New York City.
          “Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.
          “Principal Payment Dates” means the Quarterly Dates falling in March, June, September and December of each year, commencing with the Quarterly Date falling in September 2014, through and including the Maturity Date.

          “Pro Forma Compliance” means with respect to any event or transaction, including any Restructuring Transaction (each a “Relevant Transaction”; the consummation date of such Relevant Transaction being the “Relevant Transaction Consummation Date”), the Obligors shall be in compliance with (a) Section 7.08, which compliance shall be determined as of such Relevant Transaction Consummation Date immediately after giving effect to such Relevant Transaction and as if each reference therein to “Quarterly Date” were instead a reference to such Relevant Transaction Consummation Date; and (b) Section 7.10, which compliance shall be determined as of such Relevant Transaction Consummation Date immediately after giving effect to the incurrence, assumption and/or repayment of Indebtedness in connection with such Relevant Transaction and as if the reference therein to “last day of any fiscal quarter” was instead a reference to such Relevant Transaction Consummation Date.
          “Pro Rata Share” has the meaning assigned to such term in Section 3.07.
          “Qualified IPO” means the sale by any Credit Party, any entity that will become a Credit Party in connection with the consummation thereof, or Parent thereof, for its own account, in one or more transactions either registered under or requiring registration under Section 5 of the Securities Act of 1933 pursuant to a registration statement or registration statements filed with the SEC pursuant to the provisions of the Securities Act of 1933, of Equity Interests for Net Cash Proceeds of not less than $500,000,000.
          “Qualified IPO Date” means the first day upon which any Credit Party, any entity that will become a Credit Party in connection with the consummation of a Qualified IPO, or Parent thereof shall have consummated a Qualified IPO.
          “Quarterly Dates” means the last Business Day of March, June, September and December in each year.
          “Rate Determination Notice” has the meaning assigned to such term in Section 2.13.
          “Rating” means the rating that has been most recently announced by S&P (or, in the case of a private “Rating” by S&P, most recently notified by S&P to the Obligors or any Holder) for the long term counterparty credit rating of each Obligor.
          “Rating Condition Trigger Date” means the first day upon which each of the following shall have occurred: (a) the receipt of a public long-term counterparty credit rating from S&P for each Borrower of not less than “A-” and (b) the redemption or repurchase in full, or conversion into Equity Interests, of all Indebtedness of the Obligors and their respective Subsidiaries owing to the Mubadala Investors.
          “Reference Period” means any period of four consecutive fiscal quarters.
          “Register” has the meaning assigned to such term in Section 10.04(c).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Relevant Transaction” has the meaning assigned to such term in the definition of “Pro Forma Compliance”.
          “Relevant Transaction Consummation Date” has the meaning assigned to such term in the definition of “Pro Forma Compliance”.

          “Required Lenders” means, at any time, subject to the last paragraph of Section 10.02(b), Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Revolving Credit Commitments at such time.
          “Requirement of Law” means, with respect to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer (or similar title), chief operating officer, managing director, chief accounting officer, controller, treasurer (or similar title) or vice president (or similar title) of such Person, and, with respect to financial matters, the chief financial officer (or similar title), controller or treasurer (or similar title) of such Person.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Obligor or any of its Subsidiaries (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.
          “Restructuring Transaction” has the meaning assigned to such term in Section 7.03(d).
          “Revolving Credit Availability Period” means the period from and including the Initial Funding Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Credit Commitments.
          “Revolving Credit Borrowing” means any Borrowing comprised of Loans made pursuant to Section 2.01(a).
          “Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, expressed as a Dollar amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.07, (ii) increased from time to time after the Initial Funding Date pursuant to Section 2.22 and (iii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment as of the Effective Date is set forth on the Commitment Schedule, or, in the case of a Lender that assumes a Revolving Credit Commitment after the Effective Date, in the Assignment and Assumption pursuant to which such Lender shall have assumed such Revolving Credit Commitment. The initial aggregate amount of the Lenders’ Revolving Credit Commitments as of the Effective Date is $750,000,000; provided that, upon any reduction, in whole or in part, of the Existing Revolving Credit Commitments under the Existing Credit Agreement prior to the Initial Funding Date, the initial aggregate amount of the Revolving Credit Commitments as of the Initial Funding Date shall be reduced by a corresponding amount in accordance with Section 2.07(e).
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

          “Revolving Credit Dividend Amount” has the meaning assigned to such term in Section 6.08.
          “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
          “Revolving Credit Increase Effective Date” has the meaning assigned to such term in Section 2.22.
          “Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.
          “Revolving Credit Loan” means a Loan made pursuant to Section 2.01(a).
          “S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
          “SEC” means the United States Securities and Exchange Commission.
          “Solvent” means, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.
          “Specified Hedging Agreement” means any Hedging Agreement (a) entered into by (i) any Obligor and (ii) the Administrative Agent, any Lender or any Affiliate of any Lender (or any agent or lender, or any affiliate of an agent or a lender, under the Existing Credit Agreement) at the time such Hedging Agreement was entered into, as counterparty, for the purpose of hedging interest rate liabilities with respect to the Term Loans (or the Existing Term Loans), and (b) that has been designated by the relevant Obligor, by notice to the Administrative Agent, as a Specified Hedging Agreement (each such relevant Obligor undertakes to promptly notify the Administrative Agent of such designation following the entering into of such Specified Hedging Agreement, provided that the failure to communicate such designation to the Administrative Agent shall not negate the validity or status of such Hedging Agreement as a Specified Hedging Agreement). The designation of any Hedging Agreement as a Specified Hedging Agreement shall not create in favor of the Administrative Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the release of the obligations of any Credit Party under the Loan Documents.

          “Specified IPO” means the Qualified IPO that is consummated on the terms and conditions described in the Specified IPO S-1.
          “Specified IPO Date” means the first day upon which the Specified IPO shall have been consummated.
          “Specified IPO Dividend Borrowing Date” means the date of any Borrowing of Revolving Credit Loans for the purpose set forth in clause (i) of Section 6.08(b).
          “Specified IPO Investment Repurchase Borrowing Date” means the date of any Borrowing of Revolving Credit Loans for the purpose set forth in clause (ii) of Section 6.08(b).
          “Specified IPO S-1” means the draft registration statement of The Carlyle Group, L.P. on Form S-1 filed with the SEC on September 6, 2011, as amended, supplemented or otherwise modified from time to time, provided that any such amendment, supplement or modification that, when taken as a whole, could reasonably be expected to have a Material Adverse Effect shall be reasonably acceptable to the Administrative Agent.
          “Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Sterling” or “£” refers to the lawful currency of the United Kingdom.
          “Subject Parties” means, collectively, the Credit Parties, the Material Subsidiaries, any Material Fund Entity and, if one or more Bankruptcy Events of Default have occurred with respect to Fund Entities (excluding any Excluded Fund Entity) having individually or in the aggregate an aggregate amount of assets under management as of the relevant date of determination exceeding 5% of the aggregate amount of assets under management as of the relevant date of determination for all Fund Entities, any Fund Entity.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, provided that “Subsidiary” shall not include any Fund Entity and any Subsidiary of any Fund Entity.

          “Subsidiary Guarantee Agreement” means the Subsidiary Guarantee Agreement substantially in the form of Exhibit J among each of the Subsidiary Guarantors and the Administrative Agent.
          “Subsidiary Guarantee Joinder Agreement” means the Subsidiary Guarantor Joinder Agreement substantially in the form of Exhibit A to the Subsidiary Guarantee Agreement.
          “Subsidiary Guarantor” means each Person that becomes a party to the Subsidiary Guarantee Agreement pursuant to Section 2.24(b).
          “Substitute Basis” has the meaning assigned to such term in Section 2.13.
          “Tax Agreement Form” has the meaning assigned to such term in Section 7.06(e).
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term”, when used in reference to any Loan or Borrowing, refers to whether the Class of such Loan or Borrowing is Term, as opposed to Revolving Credit.
          “Term Facility” means, at any time, the aggregate Term Loans of all Term Lenders at such time.
          “Term Increase Effective Date” has the meaning assigned to such term in Section 2.21.
          “Term Lender” means a Lender with an outstanding Term Loan. Each Term Lender shall have outstanding Term Loans as of the Initial Funding Date in the amount set forth for such Term Lender on the Commitment Schedule.
          “Term Loan” means a Loan made or deemed made pursuant to Section 2.01(b) and Section 2.21. The initial aggregate amount of the Term Loans as of the Initial Funding Date is $500,000,000; provided that, upon any prepayment or repayment, in whole or in part, of the Existing Term Loans under the Existing Credit Agreement prior to the Initial Funding Date, the initial aggregate amount of the Term Loans as of the Initial Funding Date shall be reduced by a corresponding amount, and the Commitment Schedule shall be automatically adjusted to reflect such reduced aggregate amount of the Term Loans. Prior to the Initial Funding Date, “Term Loans” of any Term Lender for purposes of the definition of “Required Lenders” and Section 10.04 shall be deemed to mean such Term Lender’s commitments to fund Term Loans on the Initial Funding Date as set forth in the Commitment Schedule.
          “Total Indebtedness” means, at any time, the aggregate outstanding amount of (i) Indebtedness of the type described in clauses (a), (b), (g), (h) and (i) of the definition of “Indebtedness”, and any Guarantees of such Indebtedness and (ii) all obligations in respect of any earn-out obligation or other contingent obligation that becomes a liability on the balance sheet of such Person in accordance with GAAP or becomes fixed, and any Guarantees of such obligations, in each case of the Obligors and their Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) at such time. Notwithstanding the last sentence of the definition of “Guarantee”, for purposes of determining the aggregate outstanding amount of any Indebtedness contemplated by this definition, the amount of any Guarantee shall be deemed to equal the aggregate outstanding principal amount of the Indebtedness that is guaranteed by such Guarantee.

          “Total Indebtedness Ratio” means, at any time, the ratio of (a) Total Indebtedness as at the end of the most recent fiscal quarter to (b) EBITDA for the period of four consecutive fiscal quarters ending at such time or the most recently ended prior to such time.
          “Transactions” means the execution, delivery and performance by each Credit Party of this Agreement and the other Loan Documents to which such Obligor is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “U.S. Lender” has the meaning assigned to such term in Section 2.16(f).
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Withholding Agent” means any Obligor or the Administrative Agent.
          SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.03 Accounting Terms; GAAP.
          (a) Subject to paragraphs (b) and (c) of this Section, and except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          (b) All measurements or calculations of Indebtedness used in determining compliance with any covenant, condition or agreement contained in Article VII shall be made excluding the effect of Financial Accounting Standard No. 159.
          (c) No effect shall be given to any change in GAAP arising out of a change described in (i) the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 or a substantially similar pronouncement, or (ii) Revenue Recognition ASU Topic 605 issued on June 24, 2010 or a substantially similar pronouncement.
          SECTION 1.04 Currencies; Currency Equivalents. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Effective Date. Except as provided in Section 2.09(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit, together with all other Borrowings and Letters of Credit then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Revolving Credit Commitments, (ii) the aggregate unutilized amount of the Revolving Credit Commitments and (iii) the outstanding aggregate principal amount of Borrowings and LC Exposure, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing or Letter of Credit determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”) or Letter of Credit. Wherever in this Agreement in connection with a Borrowing, Loan or Letter of Credit an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).
ARTICLE II
THE CREDITS
          SECTION 2.01 Revolving Credit Loans and Term Loans.
          (a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans in Dollars or in any Agreed Foreign Currency to the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.
          If any Existing Revolving Credit Loans or Existing Letters of Credit shall be outstanding immediately prior to the Initial Funding Date, the Borrowers shall be deemed automatically to have borrowed Revolving Credit Loans from the Revolving Credit Lenders, and the Revolving Credit Lenders shall be deemed automatically to have made Revolving Credit Loans to the Borrowers (in the case of Eurocurrency Revolving Credit Loans, with Interest Periods commencing on the Initial Funding Date and ending on the date as shall have been previously notified to the Lenders in connection therewith) and shall be deemed to have acquired participations in any Existing Letters of Credit, in each case on the Initial Funding Date, so that after giving effect to such deemed Revolving Credit Loans and purchases, the Revolving Credit Loans and LC Exposure in respect of all outstanding Letters of Credit shall be held by the Revolving Credit Lenders in accordance with the respective amounts of their Revolving Credit Commitments as of the Initial Funding Date as set forth in the Commitment Schedule.
          (b) Term Loans. With respect to the Existing Term Loans outstanding immediately prior to the Initial Funding Date, the Borrowers shall be deemed automatically to have borrowed Term Loans from the Term Lenders, and the Term Lenders shall be deemed automatically to have made Term Loans to the Borrowers (in the case of Eurocurrency Term Loans, with Interest Periods commencing on the Initial Funding Date and ending on the date as shall have been previously notified to the Lenders in connection therewith), in each case on the Initial Funding Date, so that after giving effect to such deemed Terms Loans, the Term Loans shall be held by the Term Lenders as of the Initial Funding Date in the amounts set forth in the Commitment Schedule.
          SECTION 2.02 Loans and Borrowings.
          (a) Obligations of Lenders. Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans of the same Type and Currency made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Revolving Credit Lender to make any Revolving Credit Loan required to be made by it shall not relieve any other Revolving Credit Lender of its obligations hereunder; provided that the Revolving Credit Commitments of the Revolving Credit Lenders are several and no Revolving Credit Lender shall be responsible for any other Revolving Credit Lender’s failure to make Revolving Credit Loans as required.
          (b) Type of Loans. Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or of Eurocurrency Loans denominated in a single Currency as the Borrowers may request in accordance herewith. Each ABR Loan shall be denominated in Dollars. Each Revolving Credit Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Revolving Credit Lender to make such Revolving Credit Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Revolving Credit Loan in accordance with the terms of this Agreement.
          (c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurocurrency Borrowing shall be in an aggregate amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each ABR Borrowing shall be in an aggregate amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that a Revolving Credit ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Class, Type and Currency may be outstanding at the same time; provided that there shall not at any time be more than a total of fourteen Eurocurrency Borrowings outstanding.
          (d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing):
          (i) any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Maturity Date; or
          (ii) any Term Borrowing if the Interest Period requested therefor would end after the Maturity Date.

          SECTION 2.03 Requests for Borrowings.
          (a) Notice by the Borrowers. To request a Borrowing, the Borrowers shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 10:00 a.m., New York City time, two Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 10:00 a.m., London time, four Business Days before the date of the proposed Borrowing, or (iii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrowers.
          (b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
          (i) whether the requested Borrowing is to be a Revolving Credit Borrowing or a Term Loan Borrowing;
          (ii) the aggregate amount and, in the case of a Revolving Credit Borrowing, the Currency of the requested Borrowing;
          (iii) the date of such Borrowing, which shall be a Business Day;
          (iv) in the case of a Term Borrowing or of a Revolving Credit Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
          (v) in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d);
          (vi) the identity of the Borrower that is to receive the proceeds of such Borrowing; and
          (vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed.
          (c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          (d) Failure to Elect. If no election as to the Currency of a Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be denominated in Dollars. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing unless such Borrowing is a Revolving Credit Borrowing as to which an Agreed Foreign Currency has been specified, in which case the requested Revolving Credit Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

          SECTION 2.04 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrowers may request any Issuing Bank to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars or any Agreed Foreign Currency for the account of a Borrower or a Subsidiary of a Borrower in such form as is acceptable to such Issuing Bank in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. On the Initial Funding Date, the Existing Letters of Credit shall be deemed to be “Letters of Credit” for all purposes of this Agreement and the other Loan Documents.
          (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by them with a copy to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Bank, the Borrowers also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposures shall not exceed $150,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.
          (d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is three Business Days prior to the Maturity Date.
          (e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Bank, and without any further action on the part of such Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments.
          In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for account of the respective Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of the Dollar

Equivalent of each LC Disbursement made by an Issuing Bank promptly upon the request of such Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to the Borrowers for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Revolving Credit Loan and shall not relieve the Borrowers of their obligations to reimburse such LC Disbursement.
          (f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to the Dollar Equivalent of such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that any Borrower receives such notice; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit ABR Borrowing in the Dollar Equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit ABR Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof.
          (g) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder, except in each case for errors or omissions resulting from the gross negligence or willful misconduct of such Issuing Bank or its employees or agents.
          No Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Bank, except in each case for errors or omissions resulting from the gross negligence or willful misconduct of such Issuing Bank or its employees or agents; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in accordance with the standard of care specified in the NYUCC, shall be binding on the Borrowers and shall not result in any liability of such Issuing Bank to the Borrowers.
          (h) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.
          (i) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then the rate specified in Section 2.11(c) shall apply on each such past-due day. Interest accrued pursuant to this paragraph shall be for account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for account of such Revolving Credit Lender to the extent of such payment.
          (j) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time at the designation of the Borrowers and the consent of the successor Issuing Bank (with notice to the Administrative Agent). The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (k) Cash Collateralization. If either (i) the Loans shall have been accelerated pursuant to Section 8.01 (an “Acceleration Event”) or (ii) the Borrowers shall be required to provide cover for LC Exposure pursuant to Section 2.09(b) or Section 2.19(d)(ii), the Borrowers shall immediately deposit into an account designated by the Administrative Agent an amount in Dollars in cash equal to, in the case of an Acceleration Event, the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit as of such date and, in the case of cover pursuant to Section 2.09(b) or Section 2.19(d)(ii), the amount required under Section 2.09(b) or Section 2.19(d)(ii), as the case may be;

provided that, in the case of cover provided by the Borrowers pursuant to Section 2.09(b) after the Revolving Credit Commitments have expired or been terminated and after the principal of and interest on each Loan and all fees or other amounts payable hereunder shall have been paid in full, the Borrowers shall deposit into an account designated by the Administrative Agent an amount in the same currency as the currency in which the applicable outstanding Letter of Credit is denominated in cash equal to the aggregate undrawn amount of such Letter of Credit. The Borrowers shall not at any time thereafter permit the amount of such deposit to be less than (i) in the case of an Acceleration Event, the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time and (ii) in the case of cover pursuant to Section 2.09(b) (other than as contemplated by the proviso in the immediately preceding sentence) or Section 2.19(d)(ii), the Dollar Equivalent of the aggregate amount required under Section 2.09(b) or Section 2.19(d)(ii), as the case may be. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, with the consent of Revolving Credit Lenders with LC Exposure representing more than 50% of the total LC Exposure, be applied to satisfy other obligations of the Borrowers under this Agreement.
          SECTION 2.05 Funding of Borrowings.
          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers designated by the Borrowers in the applicable Borrowing Request; provided that Revolving Credit ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the respective Issuing Bank.
          (b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (or, in the case of any ABR Borrowing, prior to 10:00 a.m., New York City time, on the date such ABR Borrowing is to be made) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          SECTION 2.06 Interest Elections.
          (a) Elections by the Borrowers. The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing (other than any Eurocurrency Borrowing made pursuant to Section 2.01(a) or Section 2.01(b)), shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided that (i) a Borrowing denominated in one Currency may not be continued as, or converted to, a Borrowing in a different Currency, (ii) no Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Credit Exposures would exceed the aggregate Revolving Credit Commitments, (iii) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type and (iv) the Borrowers may at any time during the pendency of an Interest Period for any Eurocurrency Loan provide an Interest Election Request hereunder to select a new Interest Period for such Eurocurrency Loan, the applicable LIBO Rate for such Eurocurrency Loan to be effective on the Business Day specified in such request, which effective date shall be not less than the second Business Day following such request (and such request shall otherwise be given in accordance with, and comply with the requirements, if applicable, of, paragraph (c) below), in which case the relevant Lenders shall be entitled to receive amounts payable under Section 2.15 as if such Lenders had received a prepayment of such Loan on such effective date. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) Notice of Elections. To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers.
          (c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

          (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
          (d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) Failure to Elect; Events of Default. If the Borrowers fail to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Eurocurrency Borrowing is repaid as provided herein, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
          Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so notifies the Borrowers, then, so long as an Event of Default is continuing (A) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (B) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period therefor and (C) no outstanding Eurocurrency Borrowing denominated in a Foreign Currency may have an Interest Period of more than one month’s duration.
          SECTION 2.07 Termination and Reduction of the Revolving Credit Commitments.
          (a) Scheduled Termination. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Maturity Date.
          (b) Voluntary Termination or Reduction. The Borrowers may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each partial reduction of the Revolving Credit Commitments pursuant to this Section shall be in an amount that is $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) the Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.
          (c) Notice of Voluntary Termination or Reduction. The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
          (d) Effect of Termination or Reduction. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Subject to Section 2.19(h), each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.

          (e) Ratable Reductions prior to Initial Funding Date. Notwithstanding anything to the contrary herein or in the Existing Credit Agreement, prior to the Initial Funding Date, the Borrowers shall not (i) reduce all or a portion of the Existing Revolving Credit Commitments under the Existing Credit Agreement unless it shall also reduce a corresponding portion of the Revolving Credit Commitments under this Agreement pursuant to this Section and (ii) reduce all or a portion of the Revolving Credit Commitments under this Agreement unless it shall also reduce a corresponding portion of the Existing Revolving Credit Commitments under the Existing Credit Agreement pursuant to Section 2.07 of the Existing Credit Agreement. Upon any reduction of the Revolving Credit Commitments effected prior to the Initial Funding Date, the Commitment Schedule shall be automatically adjusted to reflect such reduction.
          SECTION 2.08 Repayment of Loans; Evidence of Debt.
          (a) Repayment. The Borrowers hereby unconditionally promise to pay the Loans as follows:
          (i) to the Administrative Agent for account of the Revolving Credit Lenders the outstanding principal amount of the Revolving Credit Loans on the Maturity Date, and
          (ii) to the Administrative Agent for account of the Term Lenders the outstanding principal amount of the Term Loans on each Principal Payment Date falling in the month and year set forth below that occurs after the Initial Funding Date (and disregarding for the purposes of this Agreement any Principal Payment Date that occurs on or prior to the Initial Funding Date) in the aggregate principal amount equal to (A) the percentage set forth opposite such Principal Payment Date multiplied by (B) the aggregate principal amount of the Term Loans set forth in the Commitment Schedule as of the Effective Date, subject to adjustment pursuant to paragraph (b) of this Section:

Principal Payment Date	Percentage
September, 2014	7.50%
December, 2014	7.50%
March, 2015	8.75%
June, 2015	8.75%
September, 2015	8.75%
December, 2015	8.75%
March, 2016	12.5%
June, 2016	12.5%
September, 2016	12.5%
Maturity Date	12.5%
          (iii) to the extent any Term Loan remains outstanding on the Maturity Date, to the Administrative Agent for account of the applicable Term Lenders the outstanding principal amount of the Term Loans on the Maturity Date.
          (b) Adjustment of Amortization Schedule. As of the Initial Funding Date, the amortization schedule contained in paragraph (a)(ii) of this Section shall be automatically adjusted to conform to the application, prior to the Initial Funding Date, of any voluntary prepayments of Existing Term Loans theretofore made to the installments of Existing Term Loans contemplated by Section 2.09(a) of the Existing Credit Agreement. Any prepayment of the Term Loans pursuant to this Agreement shall be applied to reduce the subsequent scheduled repayments of the Term Loans to be made pursuant to this Section in accordance with Section 2.09.
          (c) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, and subject (in the case of a prepayment) to any applicable provisions of Section 2.09, the Borrowers shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 10:00 a.m., New York City time, two Business Days before (or, in the case of ABR Borrowings, the same Business Day of) the scheduled date of such repayment; provided that each repayment of Borrowings of any Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrowers fail to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.
          (d) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.
          (e) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.
          (f) Effect of Entries. The entries made in the records maintained pursuant to paragraph (d) or (e) of this Section shall be presumptively correct evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (g) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note, which promissory note shall (i) in the case of any Revolving Credit Loan, be substantially in the form of Exhibit F and (ii) in the case of any Term Loan, be substantially in the form of Exhibit G. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.09 Prepayment of Loans.
          (a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section. Any partial prepayment pursuant to this paragraph shall be in an amount that is $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Any prepayment of the Term Loans pursuant to this paragraph shall be applied to the installments thereof falling after the Initial Funding Date in the manner directed by the Borrowers.

          (b) Mandatory Prepayments—Revolving Credit Loans—Foreign Currency Valuations. On each Quarterly Date prior to the Maturity Date, the Administrative Agent shall determine the aggregate Revolving Credit Exposure. For the purpose of this determination, the outstanding principal amount or stated amount of any Loan or Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan or Letter of Credit, determined as of such Quarterly Date. If on the date of such determination the aggregate Revolving Credit Exposure exceeds the sum of (i) 105% of the aggregate amount of the Revolving Credit Commitments as then in effect plus (ii) the amount then on deposit in the account contemplated by Section 2.04(k), the Administrative Agent shall promptly notify the Lenders and the Borrowers thereof and the Borrowers shall, within five Business Days after their receipt of such notice, prepay the Revolving Credit Loans (and/or provide cover for LC Exposure as specified in Section 2.04(k)) in such amounts as shall be sufficient to eliminate such excess.
          (c) Notices, Etc. The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time (or, in the case of a Borrowing denominated in a Foreign Currency, 11:00 a.m., London time), three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and all other amounts payable under this Agreement, including under Section 2.15. Amounts prepaid in respect of Term Loans may not be reborrowed.
          SECTION 2.10 Fees.
          (a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue on the average daily unused amount of the Revolving Credit Commitment of such Lender during the period from and including the Initial Funding Date to but excluding the date such Revolving Credit Commitment terminates at a rate per annum equal to the Applicable Rate. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing with the first Quarterly Date to occur after the Initial Funding Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to the Revolving Credit Commitments, the Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Lender.
          (b) Letter of Credit Fees. The Borrowers agree to pay (i) to the respective Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, and (ii) to the Administrative Agent for account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure at a rate per annum equal to (i) the Applicable Rate applicable to interest on Revolving Credit Eurocurrency Loans minus (ii) the fronting fee referred to in clause (i) above. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing with the first Quarterly Date to occur after the Initial Funding Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after receipt of a reasonably detailed written invoice therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
          (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the respective Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
          SECTION 2.11 Interest.
          (a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
          (b) Eurocurrency Loans. The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.
          (c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable from time to time on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Credit ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

          (e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be presumptively correct absent manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a) and Section 2.11(b).
          SECTION 2.12 Alternate Rate of Interest. If prior to the first day of any Interest Period for any Eurocurrency Loan (the Currency of such Loan herein called the “Affected Currency”):
          (a) the Administrative Agent shall have determined (which determination shall be presumptively correct absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for the Affected Currency for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Required Lenders in respect of the relevant Facility that by reason of any changes arising after the Initial Funding Date the Adjusted LIBO Rate for the Affected Currency determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, (i) if the Affected Currency is Dollars (x) any Eurocurrency Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans denominated in Dollars under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans denominated in Dollars under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans or (ii) if the Affected Currency is an Agreed Foreign Currency, the request for any Eurocurrency Loans under the relevant Facility to be made on the first day of such Interest Period shall be ineffective. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurocurrency Loans. If the Borrowers are not permitted to continue a Eurocurrency Loan which is denominated in a Foreign Currency pursuant to this Section, such Eurocurrency Loan shall automatically be redenominated in Dollars on the last day of the applicable Interest Period in an amount equal to the Dollar Equivalent thereof.
          SECTION 2.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Effective Date, shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrowers, and (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall be suspended during the period of such illegality, (b) such Lender’s Loans then outstanding as Eurocurrency Loans denominated in Dollars, if any, shall be converted automatically to ABR Loans denominated in Dollars on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) (i) such Lender’s Loans then outstanding as Eurocurrency Loans denominated in any Agreed Foreign

Currency, if any, shall be converted automatically on the respective last days of the then current Interest Periods with respect to such Loans (an “Affected Interest Period”) to Eurocurrency Loans denominated in such Agreed Foreign Currency having the next shortest Interest Period which is not affected by such adoption of or change in any Requirement of Law and (ii) if all Interest Periods are Affected Interest Periods in respect of such Eurocurrency Loans denominated in any Agreed Foreign Currency, during the 30-day period following any such Rate Determination Notice (the “Negotiation Period”) the Administrative Agent and the Borrowers shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis which shall reflect the cost to the applicable Lenders of funding such Loans from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the Adjusted LIBO Rate to all Interest Periods for the Eurocurrency Loans denominated in such Agreed Foreign Currency of the applicable Lenders commencing on or after the first day of an Affected Interest Period, until the circumstances giving rise to such Rate Determination Notice have ceased to apply. If a Substitute Basis is not agreed upon during the Negotiation Period, each affected Lender shall determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such Lender of funding its Eurocurrency Loan denominated in such Agreed Foreign Currency for any Interest Period commencing on or after the first day of an Affected Interest Period, until the circumstances giving rise to such Rate Determination Notice have ceased to apply, and such rate basis shall be presumptively correct, absent manifest error, and shall apply in lieu of the Adjusted LIBO Rate for the relevant Interest Periods. If a Rate Determination Notice has been given, then until such Rate Determination Notice has been withdrawn by the Administrative Agent, no Eurocurrency Loans of the applicable Lenders denominated in such Agreed Foreign Currency shall have an Interest Period having a duration equal to an Affected Interest Period. The Borrowers may elect to prepay the Eurocurrency Loans denominated in such Agreed Foreign Currency of the applicable Lenders pursuant to Section 2.09(a) at any time; provided that if the Borrowers elect not to prepay such Eurocurrency Loans and the Borrowers are not permitted to continue such Eurocurrency Loan pursuant to this Section, such Eurocurrency Loan shall automatically be redenominated in Dollars on the last day of the applicable Interest Period in an amount equal to the Dollar Equivalent thereof. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15. For the purposes of this Section, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or issued in connection therewith and (y) all rules, regulations, orders, requests, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and gone into effect from and after the Effective Date.
          SECTION 2.14 Increased Costs.
          (a) Increased Costs Generally. Except with respect to Taxes (which shall be governed by Section 2.16), if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Effective Date:
          (i) shall impose, modify or hold applicable any reserve, any requirement to maintain liquid assets, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder; or

          (ii) shall impose on such Lender any other condition not otherwise contemplated hereunder; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, in Dollars, within ten Business Days after the Borrowers’ receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) Capital Requirements. If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any holding company controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Effective Date shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrowers shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such holding company on an after-tax basis for such reduction.
          (c) Certificates for Reimbursement. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error.
          (d) Delay in Requests. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.
          (e) Dodd-Frank and Basel III. For the purposes of this Section, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or issued in connection therewith and (y) all rules, regulations, orders, requests, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and gone into effect from and after the Effective Date.
          SECTION 2.15 Break Funding Payments. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits,

including the loss of Applicable Rate) that such Lender may actually sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement (regardless of whether such notice is permitted to be revocable under Section 2.09(c) and is revoked in accordance herewith), (c) the making of a payment, prepayment, conversion or continuation of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto (including as a result of an Event of Default) or (d) the assignment as a result of a request by the Borrowers pursuant to Section 2.18(b) of any Eurocurrency Loan other than on the last day of the Interest Period therefor. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be presumptively correct in the absence of manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
          SECTION 2.16 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of each Obligor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Obligor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions and (iii) such Obligor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Obligors. Without limiting the provisions of paragraph (a) above, the Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Obligors. The Obligors shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Obligors hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate prepared in good faith as to the amount of such payment or liability delivered to the Obligors by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be presumptively correct absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Status of Foreign Lenders. Each Foreign Lender shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Borrowers and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete copies of IRS Form W-8ECI or W-8BEN, or, (ii) in the case of a Foreign Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and two accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by an Obligor under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall (i) promptly notify the Borrowers and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers and Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its sole judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.18(a)) to avoid any requirement of applicable laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent such documentation as shall be reasonably requested by the Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
          (f) Status of U.S. Lenders. Each Lender other than a Foreign Lender (a “U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender. Each U.S. Lender shall promptly notify the Borrowers and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrowers and Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose).
          (g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Obligor or with respect to which any Obligor has paid additional amounts pursuant to this Section, it shall promptly pay over such refund to such Obligor (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Obligor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority; provided further that such Obligor shall not be required to repay to the Administrative Agent or the Lender an amount in excess of the amount paid over by such party to such Obligor pursuant to this Section. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.
          SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension at the then applicable rate. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrowers shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrowers shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.
          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) Pro Rata Treatment. Except to the extent otherwise provided herein (including Section 2.19): (i) each Borrowing of Revolving Credit Loans shall be made from the Revolving Credit Lenders, each payment of commitment fee under Section 2.10 in respect of the Revolving Credit Commitments shall be made for account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.07 shall be applied to the Revolving Credit Commitments of the Revolving Credit Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments; (ii) each Borrowing of Revolving Credit Loans shall be allocated pro rata among the Revolving Credit Lenders according to the amounts of their respective Revolving Credit Commitments (in the case of the making of Revolving Credit Loans) or their respective Revolving Credit Loans that are to be included in such Borrowing (in the case of conversions and continuations of Revolving Credit Loans); (iii) the Borrowing of Term Loans on the Initial Funding Date shall be allocated pro rata among the Term Lenders according to the amounts set forth on the Commitment Schedule (in the case of the making of Term Loans) or their respective Term Loans that are to be included in such Borrowing (in the case of conversions and continuations of Term Loans); (iv) each payment or prepayment of principal of Revolving Credit Loans and Term Loans by the Borrowers shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (v) each payment of interest on Revolving Credit Loans and Term Loans by the Borrowers shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
     (d) Sharing of Payments by Lenders. Subject to Section 2.19, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
          (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Obligor or any Affiliate thereof (as to which the provisions of this paragraph shall apply).
Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.
          (e) Payments by the Borrowers; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.
          (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05(b), 2.17(e) or 10.03(c) then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the applicable Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) until such time as the Administrative Agent, the Borrowers and the Issuing Banks each agree that such Lender has adequately remedied all matters that caused such Lender to fail to make such payment, hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its sole discretion.
          SECTION 2.18 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14, 2.16(a) or 2.16(c) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that (i) such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and (ii) nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.13, 2.14 or 2.16(a). The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. Subject to the requirements of Section 10.04(g), the Borrowers shall be permitted to replace (at their sole expense) with a financial institution or financial institutions any Lender that (x) requests reimbursement for amounts owing pursuant to Section 2.14, 2.15 (to the extent a request made by a Lender pursuant to the operation of Section 2.15 is materially greater than requests made by other Lenders) or 2.16 or gives a notice of illegality pursuant to Section 2.13, (y) is a Defaulting Lender, or (z) that has refused to consent to any waiver or amendment with respect to any Loan Document that requires the consent of all of the Lenders and has been consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) the replacement financial institution or financial institutions, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and each Issuing Bank to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent or such Issuing Bank pursuant to Section 10.04, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.04, (v) the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.16, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (vi) if applicable, the replacement financial institution or financial institutions shall consent to such amendment or waiver, (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender, and (viii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter.
          SECTION 2.19. Defaulting Lenders.
          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) commitment fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the unused portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.10(a);
          (b) if such Defaulting Lender is an Issuing Bank, fronting fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the LC Exposure attributable to Letters of Credit issued by such Issuing Bank pursuant to Section 2.10(b)(i);
          (c) the Revolving Credit Commitment, Revolving Credit Exposure and Term Loans, if any, of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 10.02), provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or that would (i) change the percentage of Revolving Credit Commitments or of the aggregate unpaid principal amount of the Loans or LC Exposures, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) amend Section 10.02 in a manner which affects such Defaulting Lender differently than other Lenders and is adverse to such Defaulting Lender or this Section 2.19, (iii) increase or extend the Revolving Credit Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Revolving Credit Commitment of any Lender or an additional obligation of any Lender), (iv) reduce the principal of the Loans made by such Defaulting Lender or any LC Disbursements payable hereunder to such Defaulting Lender or (v) postpone the scheduled date for any payment of principal of, or interest on, the Loans made by such Defaulting Lender or any LC Disbursements payable hereunder to such Defaulting Lender, shall in each case require the consent of such Defaulting Lender (which consent shall be deemed to have been given if such Defaulting Lender fails to respond to a written request for such consent within 30 days after receipt of such written request);
          (d) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender or at any time such Lender remains a Defaulting Lender, then:
          (i) all or any part of such LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Adjusted Applicable Percentages but only to the extent (x) the sum of any Non-Defaulting Lender’s Revolving Credit Exposure plus its Adjusted Applicable Percentage of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Revolving Credit Commitment and (y) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments (it being understood that such LC Exposure shall not be reallocated after the Revolving Credit Commitments are terminated on the Maturity Date);
          (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;
          (iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.19(d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure (and such fees shall cease to accrue with respect to such Defaulting Lender’s LC Exposure) during the period such Defaulting Lender’s LC Exposure is cash collateralized;
          (iv) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.19(d), then the fees payable to the Lenders pursuant to Sections 2.10(a) and 2.10(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Adjusted Applicable Percentages; and
          (v) if any Defaulting Lender’s LC Exposure is not reallocated pursuant to this Section 2.19(d), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank(s) until such LC Exposure is reallocated;
          (e) so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend or increase any Letter of Credit unless such Defaulting Lender’s LC Exposure that would result from such newly issued, extended or increased Letter of Credit has been or would be, at the time of such issuance, extension or increase, fully allocated among Non-Defaulting Lenders pursuant to Section 2.19(d)(i) or fully cash collateralized by the Borrowers pursuant to Section 2.19(d)(ii);
          (f) in the event that the Administrative Agent, the Borrowers and the Issuing Banks each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Revolving Credit Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Defaulting Lender to hold such Loans in accordance with its Applicable Percentage;
          (g) no reallocation pursuant to paragraph (d) above, nor the operation of any other provision of this Section 2.19, will (i) constitute a waiver or release of any claim the Borrowers, the Administrative Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender, or (except with respect to clause (f) above) cause such Defaulting Lender to be a Non-Defaulting Lender, or (ii) except as expressly provided in this Section 2.19, excuse or otherwise modify the performance by the Borrowers of their respective obligations under this Agreement and the other Loan Documents; and

          (h) anything herein to the contrary notwithstanding, the Borrowers may terminate the unused amount of the Revolving Credit Commitment of a Defaulting Lender on a non-pro rata basis upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender.
          SECTION 2.20 Joint and Several Liability of the Borrowers. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Administrative Agent, the Issuing Banks and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Borrower Obligations (as hereinafter defined). Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Borrower Obligations (including any Borrower Obligations arising under this Section), it being the intention of the parties hereto that all of the Borrower Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Borrower Obligations as and when due or to perform any of the Borrower Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Borrower Obligations. Subject to the terms and conditions hereof, the Borrower Obligations of each Borrower under the provisions of this Section constitute the absolute and unconditional, full recourse Borrower Obligations of each Borrower, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, binding effect or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever. As used in this Section, “Borrower Obligations” means all liabilities and obligations of every nature of the Borrowers from time to time owed to the Administrative Agent, the Issuing Banks, the Lenders or any of them under any Loan Document, whether for principal, interest (including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceedings with respect to the Borrowers, whether or not such interest or expenses are allowed as a claim in such proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).
          SECTION 2.21 Increase in Term Facility.
          (a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders) specifying in reasonable detail the proposed terms thereof, the Borrowers may from time to time after the Initial Funding Date, request an increase in the Term Loans by an amount (for all such requests, together with all requests for an increase in the Revolving Credit Facility pursuant to Section 2.22) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of the lesser of (x) $25,000,000 and (y) the entire remaining amount of increases available under this Section, and (ii) the Borrowers shall make no more than a total of three requests for increases in the Term Facility under this Section and/or increases in the Revolving Credit Facility under Section 2.22. At the time of sending such notice, the Borrowers and the Administrative Agent shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Lenders).
          (b) Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s ratable share in respect of the Term

Facility as of the date of such notice) of such requested increase. Any Term Lender approached to provide all or a portion of the increase in the Term Facility may elect or decline, in its sole discretion, to provide such increase of the loans thereunder. Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.
          (c) The Administrative Agent shall promptly notify the Borrowers and each Term Lender of the Term Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrowers may also invite Eligible New Lenders to become Term Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
          (d) If the Term Loans are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Term Lenders of the final allocation of such increase and the Term Increase Effective Date. In connection with any increase in the Term Loans, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Obligors and the Administrative Agent, without the consent of any Lender) to reflect any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein (including the addition of such increase in Term Loans as a “Facility” hereunder and treated in a manner consistent with the other Term Facility, including, without limitation, for purposes of prepayments and voting).
          (e) As a condition precedent to such increase,
          (i) each Borrower shall deliver to the Administrative Agent a certificate of such Borrower dated as of the Term Increase Effective Date signed by a Responsible Officer of such Borrower, certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and certifying that the conditions precedent set out in the following subclauses (ii) through (vi) have been satisfied (which certificate shall include supporting calculations demonstrating compliance with the conditions set forth in clause (vi) below),
          (ii) no Default shall have occurred and be continuing or would result from such increase,
          (iii) the representations and warranties of the Obligors set forth in this Agreement, and of each Credit Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects as of the Term Increase Effective Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date,
          (iv) the maturity date with respect to such increase in the Term Facility shall not be prior to the Maturity Date,
          (v) the Weighted Average Life to Maturity of such increase in the Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Facility,
          (vi) immediately after giving effect to such increase, the Obligors shall be in Pro Forma Compliance, and

          (vii) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 5.01 with respect to the Obligors and each other Credit Party evidencing the approval of such increase by the Obligors and each other Credit Party.
          SECTION 2.22 Increase in Revolving Credit Commitments.
          (a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders) specifying in reasonable detail the proposed terms thereof, the Borrowers may from time to time after the Initial Funding Date, request an increase in the Revolving Credit Facility (which shall be on the same terms as the Revolving Credit Facility) by an amount (for all such requests, together with all requests for an increase in the Term Facility pursuant to Section 2.21) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of the lesser of (x) $25,000,000 and (y) the entire remaining amount of increases available under this Section and (ii) the Borrowers shall make no more than a total of three requests for increases in the Revolving Credit Facility under this Section 2.22 and/or increases in the Term Facility under Section 2.21. At the time of sending such notice, the Borrowers and the Administrative Agent shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).
          (b) Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by a percentage of the requested increase equal to, greater than, or less than its Applicable Percentage in respect of the Revolving Credit Facility. Any Revolving Credit Lender approached to provide all or a portion of the increase in the Revolving Credit Facility may elect or decline, in its sole discretion, to provide such increase of the loans thereunder. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
          (c) The Administrative Agent shall promptly notify the Borrowers and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrowers may also invite Eligible New Lenders to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
          (d) If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date. In connection with any increase in the Revolving Credit Facility, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Obligors and the Administrative Agent, without the consent of any Lender) to reflect any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein.
          (e) As conditions precedent to such increase,
          (i) each Borrower shall deliver to the Administrative Agent a certificate of such Borrower dated as of the Revolving Credit Increase Effective Date signed by a Responsible Officer of such Borrower, certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and certifying that the conditions precedent set out in the following subclauses (ii) through (iv) have been satisfied (which certificate shall include supporting calculations demonstrating compliance with the conditions set forth in clause (iv) below),
          (ii) no Default shall have occurred and be continuing or would result from such increase,
          (iii) the representations and warranties of the Obligors set forth in this Agreement, and of each Credit Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects as of the Revolving Credit Increase Effective Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date,
          (iv) immediately after giving effect to such increase, the Obligors shall be in Pro Forma Compliance, and
          (v) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 5.01 with respect to the Obligors and each other Credit Party evidencing the approval of such increase by the Obligors and each other Credit Party.
          (f) On the Revolving Credit Increase Effective Date, the Borrowers shall (A) prepay the outstanding Revolving Credit Loans (if any) in full; (B) simultaneously borrow new Revolving Credit Loans hereunder in an amount equal to such prepayment, provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Revolving Credit Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Revolving Credit Lender will be subsequently borrowed from such Revolving Credit Lender and (y) the existing Revolving Credit Lenders and any Eligible New Lenders that become Revolving Credit Lenders pursuant to this Section, if any, shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Revolving Credit Lenders in accordance with the respective Revolving Credit Commitments of such Revolving Credit Lenders (after giving effect to such increase); and (C) pay to the Revolving Credit Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Revolving Credit Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Revolving Credit Commitments as so increased.
          SECTION 2.23 Additional Borrowers. An Affiliate of an Obligor may, with the prior written consent of the Administrative Agent and each Lender (provided that no such consent shall be required for any Affiliate of an Obligor organized under the laws of any Permitted Jurisdiction with respect to which at least 10 Business Days’ (or such shorter period as the Administrative Agent shall otherwise agree) prior notice to the Administrative Agent and the Lenders has been given) and subject to the immediately following sentence, become a party to this Agreement as a Borrower and be deemed a Borrower for all purposes of this Agreement and the other Loan Documents (such Affiliate of an Obligor, an “Additional Borrower”) by delivery to the Administrative Agent of a New Borrower Joinder Agreement executed by such Additional Borrower and the satisfaction of the conditions set forth in Section 5.04(a). No Additional Borrower shall be admitted as a party to this Agreement as a Borrower unless at the time of such admission and after giving effect thereto (a) the representations and warranties set forth in Article IV shall be true and correct with respect to such Additional Borrower, (b) such Additional Borrower shall be in compliance in all material respects with all of the terms and provisions set forth herein on its part to be observed or performed at the time of the admission and after giving effect thereto, and (c) no Default or Event of Default shall have occurred and be continuing.
          SECTION 2.24 Additional Guarantors.
          (a) Parent Guarantors. The Obligors may at any time and from time to time, including for purposes of complying with Section 7.05, designate any Additional Parent Guarantor as a Parent Guarantor hereunder, by delivery to the Administrative Agent of a Parent Guarantor Joinder Agreement executed by such Additional Parent Guarantor and the satisfaction of the conditions with respect to such Additional Guarantor set forth in Section 5.04(b) (or waiver thereof in accordance with Section 10.02).
          (b) Subsidiary Guarantors. The Obligors may at any time and from time to time, including for purposes of complying with Section 7.01, designate any of their Subsidiaries as a Subsidiary Guarantor hereunder (such Subsidiary, an “Additional Subsidiary Guarantor”), by delivery to the Administrative Agent of the Subsidiary Guarantor Agreement (or, if the Subsidiary Guarantee Agreement shall have been theretofore executed and delivered, a Subsidiary Guarantee Joinder Agreement) executed by such Additional Subsidiary Guarantor and the satisfaction of the conditions with respect to such Additional Subsidiary Guarantor set forth in Section 5.04(b) (or waiver thereof in accordance with Section 10.02).
ARTICLE III
GUARANTEE
          SECTION 3.01 The Guarantee. The Parent Guarantors hereby jointly and severally guarantee to each Holder and their successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under applicable Debtor Relief Laws) of the Obligations. The Parent Guarantors hereby further jointly and severally agree that if the Credit Parties shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under applicable Debtor Relief Laws) any of the Obligations, the Parent Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          SECTION 3.02 Obligations Unconditional.
          (a) Guarantee Absolute. The obligations of the Parent Guarantors under this Article are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Credit Parties under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Parent Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the enforceability of this Agreement in accordance with its terms or affect, limit, reduce, discharge, terminate, alter or impair the liability of the Parent Guarantors hereunder, which shall remain absolute and unconditional as described above:

          (i) at any time or from time to time, without notice to the Parent Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
          (ii) any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;
          (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
          (iv) any application by any of the Holders of the proceeds of any other guaranty of or insurance for any of the Obligations to the payment of any of the Obligations;
          (v) any settlement, compromise, release, liquidation or enforcement by any of the Holders of any of the Obligations;
          (vi) the giving by any of the Holders of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, any Borrower or any other Person, or to any disposition of any Equity Interests by any Borrower or any other Person;
          (vii) the exercise by any Holder of any of their rights, remedies, powers and privileges under the Loan Documents;
          (viii) the entering into any other transaction or business dealings with the Borrowers or any other Person; or
          (ix) any combination of the foregoing.
          (b) Waiver of Defenses. The enforceability of this Agreement and the liability of the Parent Guarantors and the rights, remedies, powers and privileges of the Holders under this Agreement shall not be affected, limited, reduced, discharged or terminated, and each Parent Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:
          (i) the illegality, invalidity or unenforceability of any of the Obligations, any Loan Document or any other agreement or instrument whatsoever relating to any of the Obligations;
          (ii) any disability or other defense with respect to any of the Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of such Parent Guarantor relating thereto;
          (iii) the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Obligations;

          (iv) the cessation, for any cause whatsoever, of the liability of the Borrowers or any Parent Guarantor with respect to any of the Obligations;
          (v) any failure of any of the Holders to marshal assets, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrowers or any other Person, or to take any action whatsoever to mitigate or reduce the liability of any Parent Guarantor under this Agreement, the Holders being under no obligation to take any such action notwithstanding the fact that any of the Obligations may be due and payable and that the Borrower may be in default of its obligations under any Loan Document;
          (vi) any counterclaim, set-off or other claim which the Borrowers or any Parent Guarantor has or claims with respect to any of the Obligations;
          (vii) any failure of any of the Holders to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;
          (viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Borrowers or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Obligations (or any interest on any of the Obligations) in or as a result of any such proceeding;
          (ix) any action taken by any of the Holders that is authorized by this Section or otherwise in this Agreement or by any other provision of any Loan Document, or any omission to take any such action; or
          (x) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
          (c) Waiver of Counterclaim. The Parent Guarantors expressly waive, to the fullest extent permitted by law, for the benefit of each of the Holders, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any Holder exhaust any right, power, privilege or remedy or proceed against the Credit Parties under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations, and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations. Each Parent Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.
          (d) Other Waivers. Each Parent Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Holders, any right to which it may be entitled:
          (i) that the assets of the Borrowers first be used, depleted and/or applied in satisfaction of the Obligations prior to any amounts being claimed from or paid by such Parent Guarantor;
          (ii) to require that the Borrowers be sued and all claims against the Borrowers be completed prior to an action or proceeding being initiated against such Parent Guarantor; and

          (iii) to have its obligations hereunder be divided among the Parent Guarantors, such that each Parent Guarantor’s obligation would be less than the full amount claimed.
          SECTION 3.03 Reinstatement. The obligations of the Parent Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Parent Guarantors jointly and severally agree that they will indemnify each Holder on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Holder in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
          SECTION 3.04 Subrogation. The Parent Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Obligations (other than any contingent or indemnification obligations) and the expiration and termination of the Revolving Credit Commitments and all LC Exposure of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against any Credit Party or any other guarantor of any of the Obligations or any security for any of the Obligations. All rights and claims arising under this Section or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Parent Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of the Obligations. If any such payment or distribution is made or becomes available to any Parent Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the Person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Parent Guarantor, it shall be held by such Parent Guarantor in trust, as trustee of an express trust for the benefit of the Holders, and shall forthwith be transferred and delivered by such Parent Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.
          SECTION 3.05 Remedies. The Parent Guarantors jointly and severally agree that, as between the Parent Guarantors and the Lenders, the obligations of the Borrowers under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Parent Guarantors for purposes of Section 3.01.
          SECTION 3.06 Continuing Guarantee. The guarantee in this Article is a continuing guarantee and is a guarantee of payment and not merely of collection, and shall apply to all Obligations whenever arising.
          SECTION 3.07 Rights of Contribution. The Parent Guarantors hereby agree, as between themselves, that if any Parent Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Parent Guarantor of any Obligations, each other Parent Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Parent Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Obligations. The payment obligation of a Parent Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Parent Guarantor under the other provisions of this Section and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Obligations, a Parent Guarantor that has paid an amount in excess of its Pro Rata Share of such Obligations, (ii) “Excess Payment” means, in respect of any Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Obligations and (iii) “Pro Rata Share” means, for either Parent Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Parent Guarantor (excluding any shares of stock or other equity interest of any other Parent Guarantor) exceeds the amount of all the debts and liabilities of such Parent Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Parent Guarantor hereunder and any obligations of any other Parent Guarantor that have been Guaranteed by such Parent Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of both Parent Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Parent Guarantors hereunder and under the other Loan Documents) of all of the Parent Guarantors, determined, with respect to each Parent Guarantor, as of the date that the Guarantee under this Section shall become effective with respect to such Parent Guarantor.
          SECTION 3.08 General Limitation on Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Parent Guarantors under this Article would otherwise, taking into account the provisions of Section 3.07, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Article, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Parent Guarantor, any Holder or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Each Parent Guarantor agrees that the Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Parent Guarantor under this Section without impairing the guarantee contained in this Article or affecting the rights and remedies of any Holder hereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Each Obligor represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that:
          SECTION 4.01 Organization; Powers. Each of the Credit Parties and the Material Subsidiaries is duly organized, validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) in, every jurisdiction where such qualification is required.
          SECTION 4.02 Authorization; Enforceability. The Transactions are within the corporate and other organizational powers of each of the Credit Parties and have been duly authorized by all necessary corporate and other organizational action of each of the Credit Parties and, if required, by all necessary shareholder action of each of the Credit Parties. Each Loan Document has been duly executed and delivered by each Credit Party party thereto and constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          SECTION 4.03 Governmental Approvals; No Conflicts. The Transactions:
     (a) except as would not reasonably be expected to result in a Material Adverse Effect, do not require any consent or approval (including any exchange control approval) of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect,
     (b) will not violate the charter, by-laws or other organizational documents of any Credit Party and, except as would not reasonably be expected to result in a Material Adverse Effect, will not violate the charter, by-laws or other organizational documents of any Subsidiary of the Obligors,
     (c) except as would not reasonably be expected to result in a Material Adverse Effect, will not (i) violate any Contractual Obligation of any Obligor or any of its Subsidiaries and (ii) violate any Requirement of Law with respect to any Obligor or any of its Subsidiaries, and
     (d) except as would not reasonably be expected to result in a Material Adverse Effect, will not result in the creation or imposition of any Lien on any asset of any Obligor or any of its Subsidiaries.
          SECTION 4.04 Financial Condition; No Material Adverse Change.
          (a) Financial Condition. The Obligors have heretofore furnished to the Lenders the combined and consolidated balance sheet and statements of operations, changes in members’ equity and partners’ capital and cash flows of the Obligors and their Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2010, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2011. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Obligors and their Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph.
          (b) No Material Adverse Change. Since December 31, 2010, there has been no material adverse change, or any event or occurrence which will have a material adverse change, in the business, financial condition, operations or properties of the Obligors and their Consolidated Subsidiaries, taken as a whole.

          SECTION 4.05 Properties. Each of the Obligors and its Subsidiaries has good title to, or valid leasehold interests in, all its property, subject only to Liens permitted by Section 7.02 (and, prior to the Initial Funding Date, Liens created pursuant to the Security Documents (as defined in the Existing Credit Agreement)) and except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 4.06 Litigation and Environmental Matters.
          (a) Actions, Suits and Proceedings. Except as disclosed, prior to the date hereof and in connection with the Effective Date, in writing by the Obligors to the Administrative Agent (for delivery to each Lender), there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Obligor, likely to be commenced within a reasonable period of time against any Obligor or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that restrain, prevent or impose or can reasonably be expected to impose materially adverse conditions upon the Transactions.
          (b) Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Obligors nor any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.
          SECTION 4.07 Compliance with Laws; No Default. Each of the Obligors and its Subsidiaries is in compliance with all Requirements of Law with respect to it, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          SECTION 4.08 Investment Company Status. Each of the Obligors and its Subsidiaries (other than any Subsidiary that is not a Credit Party and that is organized for purposes of making co-investments) is not an “investment company” registered or required to be registered under the Investment Company Act of 1940.
          SECTION 4.09 Taxes. Each of the Obligors and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown to be due and payable on such returns, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books any reserves required in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 4.10 ERISA. No ERISA Event has occurred within the past five years or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability to any Obligor or its Subsidiaries is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of The Financial Accounting Board Accounting Standards Notification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.
          SECTION 4.11 Disclosure. As of the Effective Date, the Initial Funding Date, each Specified IPO Dividend Borrowing Date and each Specified IPO Investment Repurchase Date, none of the written information (excluding the projections and pro forma information referred to below)

furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Obligors represent only that such information was based upon good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount.
          SECTION 4.12 Use of Credit. Neither any Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.
          SECTION 4.13 Legal Form. Each of the Loan Documents is in a legal form which under the law of the Cayman Islands would be enforceable against each Credit Party incorporated under the laws of the Cayman Islands in accordance with its terms. All formalities required in the Cayman Islands for the validity and enforceability of each of the Loan Documents (including any necessary registration, recording or filing with any court or other authority in Cayman Islands) have been accomplished (save for any stamp duty that may be payable if the Loan Documents are brought into or executed in the Cayman Islands), and no Indemnified Taxes or Other Taxes are required to be paid to Cayman Islands (save for any stamp duty that may be payable if the Loan Documents are brought into or executed in the Cayman Islands), or any political subdivision thereof or therein, and no notarization is required, for the validity and enforceability thereof.
          SECTION 4.14 Ranking. This Agreement and the other Loan Documents and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of the Credit Parties, and rank and will at all times rank in right of payment and otherwise at least pari passu with all other unsecured Indebtedness of the Credit Parties, whether now existing or hereafter outstanding.
          SECTION 4.15 Commercial Activity; Absence of Immunity. Each Credit Party is subject to civil and commercial law with respect to its obligations under this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance by each Credit Party of this Agreement and each of the other Loan Documents to which it is a party constitute private and commercial acts rather than public or governmental acts. None of the Credit Parties, nor any of their properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), setoff or execution of a judgment or from any other legal process or remedy relating to the obligations of such Credit Party under this Agreement or any of the other Loan Documents to which it is a party.
          SECTION 4.16 Solvency. As of the Effective Date, the Initial Funding Date, each Specified IPO Dividend Borrowing Date and each Specified IPO Investment Repurchase Date, each Credit Party is and, as of the Initial Funding Date, each Specified IPO Dividend Borrowing Date and each Specified IPO Investment Repurchase Date, immediately after giving effect to each Borrowing on such date and the use of proceeds thereof, each Credit Party will be, Solvent.
          SECTION 4.17 No Burdensome Restrictions. The Transactions will not subject any Credit Party to one or more charter or corporate restrictions that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. To the best knowledge of the Obligors, there are no

Requirements of Law with respect to any Obligor or any of its Subsidiaries the compliance with which by such Obligor or such Subsidiary, as the case may be, would reasonably be expected to have, in the aggregate, a Material Adverse Effect.
ARTICLE V
CONDITIONS
          SECTION 5.01 Conditions to Effectiveness. This Agreement shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance (or such condition shall have been waived in accordance with Section 10.02):
     (a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.
     (b) Opinion of Counsel to the Credit Parties. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Latham & Watkins LLP, special New York counsel for the Credit Parties and (ii) Walkers, special Cayman Islands counsel for each Credit Party organized under the laws of the Cayman Islands.
     (c) Closing Certificates. A certificate of each Obligor dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
     (d) Financial Statements. The Administrative Agent shall have received (i) the combined and consolidated balance sheet and statements of operations, changes in members’ equity and partners’ capital and cash flows of the Obligors and their Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2010, reported on by Ernst & Young LLP, independent public accountants, and (ii) the combined and consolidated balance sheet and statements of operations, changes in members’ equity and partners’ capital and cash flows of the Obligors and their Consolidated Subsidiaries as of and for the first three fiscal quarters of 2011.
     (e) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by a Responsible Officer of each Obligor, substantially in the form of Exhibit D hereto.
     (f) Necessary Consents and Approvals. Evidence that all consents, licenses, permits and governmental and third-party consents and approvals required for the due execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents and the transactions contemplated hereby have been obtained and remain in full force and effect, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
     (g) Representations and Warranties. The representations and warranties of the Obligors set forth in this Agreement, and of each Credit Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects as of the Effective Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     (h) No Default. No Default shall have occurred and be continuing.
          The effectiveness of this Agreement is also subject to (i) the payment by the Obligors of all fees and expenses (including fees and expenses of one counsel per jurisdiction to the Lead Arrangers) for which reasonably detailed invoices (which may include estimates) have been provided to the Obligors not later than three Business Days prior to the Effective Date and required to be paid to the Administrative Agent and the Lenders on the Effective Date and (ii) the absence of a material adverse change, or any event or occurrence which could reasonably be expected to result in a material adverse change, in the business, financial condition, operations or properties of the Obligors and their consolidated Subsidiaries, taken as a whole, since December 31, 2010. The Administrative Agent shall promptly notify the Lenders and the Obligors of the occurrence of the Effective Date.
          SECTION 5.02 Conditions to Initial Funding. So long as the conditions set forth in Section 5.01 were satisfied (or waived in accordance with Section 10.02) on or prior to the Effective Date, the obligation of each Lender to make any Loan, and of each Issuing Bank to issue any Letter of Credit hereunder, is subject to the satisfaction of the following additional conditions:
     (a) Rating/IPO Condition. The Administrative Agent shall have received satisfactory evidence that either (i) the Rating Condition Trigger Date shall have occurred or (ii) the IPO Condition Trigger Date shall have occurred.
     (b) Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the outstanding principal amount of and interest on the Existing Loans under, and all other amounts owing under or in respect of, the Existing Credit Agreement to any “Lender” thereunder (including any amounts owing pursuant to Section 2.15 of the Existing Credit Agreement as a result of such payment), shall have been (or shall simultaneously be) paid in full, all letters of credit issued under the Existing Credit Agreement shall have been (or shall be substantially simultaneously with the closing) returned, cancelled or deemed issued hereunder pursuant to Section 2.04(a), all commitments to extend credit thereunder shall have been terminated and all Guarantees in respect of, and all Liens securing, the Existing Obligations shall have been released (or arrangement for such release satisfactory to the Administrative Agent shall have been made), in each case in a manner satisfactory to the Administrative Agent. To effect the foregoing payment, the Borrowers shall be deemed to have borrowed Loans from the Lenders and the Lenders shall be deemed to have made Loans to the Borrowers, so that after giving effect to such deemed Loans, (i) the Revolving Credit Loans shall be held by the Revolving Credit Lenders in the amounts set forth in the Commitment Schedule and (ii) the Term Loans shall be held by the Term Lenders in the amounts set forth in the Commitment Schedule, in each case in accordance with Section 2.01(a) and Section 2.01(b). Upon the effectiveness of the foregoing deemed payments and the receipt in immediately available funds by the Administrative Agent (in its capacity as the Administrative Agent under the Existing Credit Agreement, in such capacity, the “Existing Administrative Agent”) of all other amounts owing under or in respect of the Existing Credit Agreement as specified in the pay-off letter among the Existing Administrative Agent and the Obligors to be entered into on or about the Initial Funding Date (the “Pay-Off Letter”), all Guarantees in respect of, and all Liens securing, the Existing Obligations shall be concurrently released pursuant to the terms of the Pay-Off

Letter. Each Lender party hereto (in its capacity as a Lender under the Existing Credit Agreement), the Administrative Agent (in its capacity as the Administrative Agent under the Existing Credit Agreement) and each Obligor (in its capacity as an Obligor under the Existing Credit Agreement) hereby agree that all “Commitments” as defined in the Existing Credit Agreement shall be terminated upon the satisfaction of all other conditions to closing set forth in this Section 5.02 without the need of the giving of any notice thereof and that any requirement for a notice of prepayment pursuant to subsection 2.09 of the Existing Credit Agreement is hereby waived.
     (c) Representations and Warranties. The representations and warranties of the Obligors set forth in this Agreement, and of each Credit Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects as of the Initial Funding Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     (d) No Default. No Default shall have occurred and be continuing.
          SECTION 5.03 Conditions to each Credit Event. The obligation of each Lender to make any Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:
     (a) delivery to the Administrative Agent of a Borrowing Request in accordance with Section 2.03;
     (b) the representations and warranties of the Obligors set forth in this Agreement (other than Section 4.04(b) and Section 4.06(a)), and of each Credit Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and
     (c) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Obligors on the date thereof as to the matters specified in clauses (b) and (c) of the preceding sentence.
          SECTION 5.04 Additional Credit Parties.
          (a) Joinder of Additional Borrower. The effectiveness of the designation of any Additional Borrower as a Borrower hereunder in accordance with Section 2.23 is subject to the satisfaction of the following conditions:
          (i) the Administrative Agent shall have received an Additional Borrower Joinder Agreement duly executed by such Additional Borrower;

          (ii) the Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent shall reasonably request relating to the formation, existence and good standing of such Additional Borrower, the authorization and legality of the Transactions insofar as they relate to such Additional Borrower and any other legal matters relating to such Additional Borrower, the Additional Borrower Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent;
          (iii) the Administrative Agent and the Lenders shall have received, at least five Business Days (or such other period as the Administrative Agent may reasonably agree) prior to the effectiveness of the designation of such Additional Borrower as a Borrower, all documentation and other information relating to such Additional Borrower reasonably requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which documentation and other information shall be reasonably satisfactory to the Administrative Agent and the Lenders;
          (iv) the Administrative Agent shall have received such information demonstrating how such Additional Borrower fits into the organizational structure of the Carlyle Group and its Subsidiaries as it shall reasonably request;
          (v) in the case of any Additional Borrower that is not organized under the laws of a Permitted Jurisdiction, the Administrative Agent shall have received satisfactory evidence that each Lender shall have consented to such Additional Borrower becoming a Borrower under this Agreement; and
          (vi) the Administrative Agent and the Lenders shall be reasonably satisfied that (A) the designation of any Additional Borrower as a Borrower hereunder, and the performance of its obligations hereunder, would not result in the occurrence of any event giving rise to the operation of Section 2.13 or Section 2.14 with respect to any Lender, (B) any payments by or on account of such Additional Borrower hereunder or under any Loan Document will not be subject to deduction or withholding for any Taxes (whether or not indemnified under this Agreement) and (C) such designation will not subject any Lender to any Taxes (whether or not indemnified under this Agreement) to which they otherwise would not have been subject.
          (b) Joinder of Additional Guarantor. The effectiveness of the designation of any Additional Guarantor as a Parent Guarantor or as a Subsidiary Guarantor hereunder in accordance with Section 2.24 is subject to the satisfaction of the following conditions:
          (i) (A) in the case of any Additional Parent Guarantor, the Administrative Agent shall have received a Guarantor Joinder Agreement duly executed by all parties thereto and (B) in the case of any Additional Subsidiary Guarantor, the Administrative Agent shall have received the Subsidiary Guarantee Agreement (or, if the Subsidiary Guarantee Agreement shall have been therefore executed and delivered, a Subsidiary Guarantee Joinder Agreement) duly executed by all parties thereto;
          (ii) the Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent shall reasonably request relating to the formation, existence and good standing of such Additional Guarantor, the authorization and legality of the Transactions insofar as they relate to such Additional Guarantor and any other legal matters relating to such Additional Guarantor, the Parent Guarantor Joinder Agreement, the Subsidiary Guarantee Agreement or the Subsidiary Guarantee Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent;
          (iii) the Administrative Agent and the Lenders shall have received, at least five Business Days prior to the effectiveness of the designation of such Additional Guarantor as a Parent Guarantor or a Subsidiary Guarantor, as the case may be, all documentation and other information relating to such Additional Guarantor reasonably requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which documentation and other information shall be reasonably satisfactory to the Administrative Agent and the Lenders; and
          (iv) the Administrative Agent and the Lenders shall be reasonably satisfied that (A) the designation of any Additional Guarantor as a Parent Guarantor or as a Subsidiary Guarantor hereunder, and the performance of its obligations hereunder, would not result in the occurrence of any event giving rise to the operation of Section 2.13 or 2.14 with respect to any Lender, (B) any payments by or on account of such Additional Guarantor hereunder or under any Loan Document will not be subject to deduction or withholding for any Taxes (whether or not indemnified under this Agreement) and (C) such designation will not subject any Lender to any Taxes (whether or not indemnified under this Agreement) to which they otherwise would not have been subject.
          (c) Notice of Joinder. The Administrative Agent shall notify the Obligors and the Lenders of the effectiveness of the designation of any Additional Borrower as a Borrower hereunder, any Additional Parent Guarantor as a Parent Guarantor hereunder and any Additional Subsidiary Guarantor as a new Subsidiary Guarantor hereunder, and such notice shall be conclusive and binding.
ARTICLE VI
AFFIRMATIVE COVENANTS
          Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees or other amounts payable hereunder shall have been paid in full (other than contingent or indemnification obligations not then due), and all Letters of Credit (that have not been cash collateralized in accordance with Section 2.04(k)) shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Obligor covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that from and after the Initial Funding Date:
          SECTION 6.01 Financial Statements and Other Information. The Obligors will furnish to the Administrative Agent (for delivery to each Lender):
(a) (i) at any time prior to the Qualified IPO Date, within 120 days after the end of each fiscal year of the Obligors, the audited combined and consolidated balance sheet and related statements of operations, changes in members’ equity and partners’ capital and cash flows of the Obligors and their Consolidated

Subsidiaries as of the end of and for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Obligors and their Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (ii) at any time on and after the Qualified IPO Date, within 120 days after the end of each fiscal year of Carlyle Group, (A) the audited combined and consolidated balance sheet and related statements of operations, changes in members’ equity and partners’ capital and cash flows of Carlyle Group and its Consolidated Subsidiaries as of the end of and for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Carlyle Group and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being agreed that the information required by this clause (A) may be furnished in the form of a Form 10-K to the extent such Form 10-K satisfies the requirements of this clause (A)), (B) the unaudited condensed consolidated and combined statement of financial condition and condensed consolidated and combined statements of income and cash flows as of the end of and for such fiscal year of the combined Obligors and their Consolidated Subsidiaries, substantially in the form delivered pursuant to paragraph (a)(i) of this Section 6.01, setting forth in comparative form the figures for the previous fiscal year, all certified by a Responsible Officer on behalf of the Obligors as fairly presenting, in all material respects, the financial position and results of operations of the combined Obligors and their Consolidated Subsidiaries on a condensed consolidated and combined basis in accordance with GAAP consistently applied, and (C) a reconciliation prepared by a Responsible Officer on behalf of the Obligors of the audited financial statements referred to in clause (A) of this paragraph (a)(ii) to the unaudited financial statements referred to in clause (B) of this paragraph (a)(ii);
(b) (i) at any time prior to the Qualified IPO Date, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Obligors, the combined and consolidated balance sheet and related statements of operations, changes in members’ equity and partners’ capital and cash flows of the Obligors and their Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, for the most recently ended fiscal year), all certified by a Responsible Officer of the Obligors as presenting fairly in all material respects the financial condition and results of operations of the Obligors and their Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (ii) at any time on and after the Qualified IPO Date, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Carlyle Group, (A) the combined and consolidated balance sheet and related statements of operations, changes in members’ equity and partners’ capital and cash flows of Carlyle Group and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, for the most recently ended fiscal year), all certified by a Responsible Officer of the Obligors as presenting fairly in all material respects the financial condition and results of operations of Carlyle Group and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being agreed that the information required by this clause (A) may be furnished in the form of a Form 10-Q to the extent such Form 10-Q satisfies the requirements of this clause (A)), (B) the unaudited condensed consolidated and combined statement of financial condition and condensed consolidated and combined statements of income and cash flows of the combined Obligors and their Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, substantially in the form delivered pursuant to paragraph (b)(i) of this Section 6.01, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, for the most recently ended fiscal year), all certified by a Responsible Officer on behalf of the Obligors as presenting fairly, in all material respects, the financial position and results of operations of the combined Obligors and their Consolidated Subsidiaries on a condensed consolidated and combined basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and absence of footnotes, and (C) a reconciliation prepared by a Responsible Officer on behalf of the Obligors of the unaudited financial statements referred to in clause (A) of this paragraph (b)(ii) to the unaudited financial statements referred to in clause (B) of this paragraph (b)(ii);
     (c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer on behalf of the Obligors (i) certifying (to the knowledge of such Responsible Officer) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.08 and Section 7.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and has resulted in a change to such financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) concurrently with any delivery of financial statements under clause (b) of this Section that are substantially different in form from the financial statements previously delivered pursuant to clause (b) of this Section, a certificate of a Responsible Officer on behalf of the Obligors containing a reasonably detailed reconciliation, prepared by management of the Obligors, of such delivered financial statements with the applicable previously delivered financial statements; provided that, no such reconciliation shall be required to the extent any difference in the form of the financial statements (x) does not result in any changes to net income for such period than would otherwise be calculated therefor or (y) results primarily from newly adapted accounting standards under GAAP;
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Carlyle Group, the IPO Issuer, such Obligor or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by such Obligor to its public shareholders generally as the case may be; provided that the documents required to be delivered pursuant to this clause (e) shall be deemed to have been furnished by the Obligors to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which such materials are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR);
     (f) promptly following any request therefor, such other financial information regarding the operations, business affairs and financial condition of such Obligor or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent may reasonably request, provided that such Obligor shall not be required to provide such information if such disclosure would, in the reasonable judgment of the Obligors, reasonably be expected to be a violation of any applicable Requirement of Law; and
     (g) until the Qualified IPO Date has occurred, promptly after any delivery of a Partners’ Letter to the Global Partners, a copy of such Partners’ Letter.
          SECTION 6.02 Notices of Material Events. Each Obligor will furnish to the Administrative Agent (for delivery to each Lender) prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting (i) any Obligor or any of its Subsidiaries or (ii) at any time prior to the Qualified IPO Date, to the extent that such Obligor has actual knowledge, any of the Permitted Investors (other than any Mubadala Investor or the California Public Employees’ Retirement System), in each case that would reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
     (d) the assertion of any environmental matters by any Person against, or with respect to the activities of, any Obligor or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matters or alleged violation that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect; and

     (e) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
          Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer on behalf of the relevant Obligor, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken by such Obligor with respect thereto.
          SECTION 6.03 Existence; Conduct of Business. Each Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 7.03.
          SECTION 6.04 Payment of Taxes. Each Obligor will, and will cause each of its Subsidiaries to, pay its Taxes, governmental assessments and governmental charges (other than Indebtedness) that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and such Obligor or such Subsidiary has set aside on its books any reserves with respect thereto required in conformity with GAAP.
          SECTION 6.05 Maintenance of Properties; Insurance. Each Obligor will, and will cause each of its Subsidiaries to, (a) keep and maintain all property useful and necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained (as determined by such Obligor in good faith) by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 6.06 Books and Records; Inspection Rights. Each Obligor will, and will cause the Credit Parties collectively to, (a) keep proper books of records and accounts in a manner necessary to permit the delivery of the financial statements required in Sections 6.01(a) and (b); (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent, and such visits shall be limited to no more than one such visit per calendar year, except, in each case, during the continuance of an Event of Default); and (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Obligors and their Subsidiaries with officers and employees of the Obligors and their Subsidiaries and with their independent certified public accountants (provided that a Responsible Officer of either Obligor shall be present during such discussions, any such discussions with independent certified public accountants shall be coordinated by the Administrative Agent and such discussions shall be at the Lender’s expense and shall be limited to no more than one such visit per calendar year, except, in each case, during the continuance of an Event of Default).
          SECTION 6.07 Compliance with Laws. Each Obligor will, and will cause each of its Subsidiaries to, comply with all Requirements of Law with respect to it, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          SECTION 6.08 Use of Proceeds and Letters of Credit. The proceeds of the Term Loans will be used by the Obligors and their Subsidiaries to repay the Existing Term Loans under the Existing Credit Agreement. The proceeds of the Revolving Credit Loans and the Letters of Credit will be used by the Obligors and their Subsidiaries (a) for working capital and general corporate purposes, including Investments (including the repayment of the Existing Revolving Credit Loans under the Existing Credit Agreement), and (b) prior to the Specified IPO Date, solely in connection with the Specified IPO, for (i) a single dividend prior to the occurrence of such Specified IPO, the amount of Revolving Credit Loan proceeds which can be used in such dividend to be in an amount not greater than $400,000,000 (the “Revolving Credit Dividend Amount”), and (ii) the purchase by the Obligors of direct or indirect investments in any of the Fund Entities from any Person that is an officer, member of the management team or an employee of any Obligor (or any Parent thereof) or an owner as of the Effective Date (or a former owner) of the Equity Interests of any Obligor (or any Parent thereof) in transactions conducted on an arm’s length basis for fair market value (as defined below), provided that prior to any such dividend contemplated by the foregoing subclause (i) of this clause (b), the Administrative Agent shall have received a solvency certificate signed by a Responsible Officer of each Obligor substantially in the form of Exhibit H hereto. On or prior to the date that is 30 days after the Specified IPO Date, or if such date is not a Business Day, the immediately preceding Business Day, and solely if Revolving Credit Loans in an amount equal to the Revolving Credit Dividend Amount have not been repaid, the Borrowers shall cause the Net Cash Proceeds received from the initial sale of Equity Interests in the Specified IPO to be contributed to the Obligors, which proceeds may thereafter be used by the Obligors and their Subsidiaries only for general corporate purposes. For purposes of this Section 6.08, “fair market value” shall be determined as of the date on which the pricing of the applicable purchase is fixed pursuant to a binding agreement (and which may be reasonably determined by reference to the carrying values of the relevant investments as of the balance sheet for the fiscal quarter most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. For the avoidance of doubt, the failure to consummate the Specified IPO after the use of proceeds described in clause (b) of this Section 6.08 has been effected shall not, by itself, constitute a breach of this Agreement or a Default or Event of Default.
          SECTION 6.09 Certain Obligations Respecting Management Fees and Carried Interest; Further Assurances.
     (a) Distributions. The Obligors shall cause (i) each of the Fund Entities to make all distributions in respect of Carried Interest and make all payments of Management Fees in accordance with the requirements in respect thereof under the relevant organization documents or Management Fee Agreement, (ii) all payments and distributions in respect of Management Fees and Carried Interest to be promptly paid at reasonable intervals (but in no event less than quarterly) directly or indirectly to an Obligor and (iii) all payments and distributions in respect of Management Fees and Carried Interest from any Fund Entity to any Subsidiary of any Obligor to be promptly paid or distributed directly to a deposit account or securities account of such Obligor; provided that (x) the Obligors and their Subsidiaries may maintain reasonable reserves in respect of Carried Interest, (y) the Obligors may permit any of their respective Subsidiaries that is a general partner of any Fund Entity to retain Management Fees and Carried Interest in amounts equal to the amounts required for such Subsidiary, in its capacity as general partner of such Fund Entity, to pay the administrative and reasonable expenses of such Fund Entity incurred in the ordinary course of business, and (z) the Obligors may permit any of their Subsidiaries to retain Management Fees and Carried Interest in aggregate amounts necessary to satisfy the requirements of relevant Governmental Authorities (including requirements with respect to capitalization).

     (b) Further Assurances. The Obligors shall, and shall cause its Subsidiaries to, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement.
          SECTION 6.10 Governmental Approvals. Each Obligor agrees that it will promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required for such Obligor to comply with its obligations, and preserve its rights under, each of the Loan Documents, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 6.11 Change of Ratings. After such time that (i) the Obligors first furnish to the Administrative Agent a private Rating by S&P of any Obligor, or (ii) S&P first announces a public Rating of any Obligor,
     (a) in the case of a private Rating, the Obligors will furnish to the Administrative Agent (for delivery to each Lender) within two Business Days after receipt thereof, written notice of any change in the private Rating by S&P of any Obligor;
     (b) in the case of a public Rating, the Obligors will furnish to the Administrative Agent (for delivery to each Lender) within four Business Days after announcement thereof, written notice of any change in the public Rating by S&P of any Obligor; and
     (c) the Obligors shall maintain a Rating by S&P with respect to such Obligor and shall cause S&P to monitor its Rating of such Obligor.
ARTICLE VII
NEGATIVE COVENANTS
          Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees or other amounts payable hereunder shall have been paid in full (other than contingent or indemnification obligations not then due), and all Letters of Credit (that have not been cash collateralized in accordance with Section 2.04(k)) shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Obligor covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that from and after the Initial Funding Date:
          SECTION 7.01 Indebtedness. Each Obligor will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness created hereunder;
     (b) Indebtedness of any Obligor or any of its Subsidiaries; provided that (i) at the time such Indebtedness is incurred, and immediately after giving effect to the incurrence thereof, no Default shall have occurred under Section 6.01 and the ratio of Total Indebtedness of the

Obligors and their Subsidiaries to EBITDA (such EBITDA to be determined as of the end of the fiscal quarter most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01) shall not exceed 3.0 to 1.0 and (ii) the aggregate principal amount of Indebtedness of all Non-Guarantor Subsidiaries incurred pursuant to this clause (b) shall not exceed the greater of (x) $500,000,000 and (y) the amount equal to the Total Indebtedness of the Obligors and their Subsidiaries that would not breach the 3.0 to 1.0 ratio above multiplied by 35% (in the case of this clause (y), calculated at the time of the incurrence of such Indebtedness on a pro forma basis based on EBITDA as of the fiscal quarter most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01);
     (c) Indebtedness of any Obligor or any of its Subsidiaries to any Obligor or any of its Subsidiaries;
     (d) Guarantees by any Obligor of obligations of any Obligor or any Subsidiary of any Obligor;
     (e) Guarantees by any Subsidiary of any Obligor of obligations of any Obligor or any of its Subsidiaries; provided that (i) at the time such Indebtedness is incurred, and immediately after giving effect to the incurrence thereof, no Default shall have occurred under Section 6.01, and (ii) the aggregate amount of all Guarantees by Non-Guarantor Subsidiaries permitted pursuant to this clause (e) at any time, when added to the sum of the aggregate outstanding principal amount of all Indebtedness of the Non-Guarantor Subsidiaries permitted under clause (b) of this Section, shall not exceed the greater of (x) $500,000,000 and (y) the amount equal to the Total Indebtedness of the Obligors and their Subsidiaries that would not breach the 3.0 to 1.0 ratio above multiplied by 35% (in the case of this clause (y), calculated at the time of the incurrence of such Indebtedness on a pro forma basis based on EBITDA as of the fiscal quarter most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01);
     (f) Indebtedness of the Obligors or any of their Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by such Obligor or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;
     (g) Guarantees made in the ordinary course of business; provided that such Guarantees are not of Indebtedness for borrowed money and such Guarantees would not otherwise in the aggregate reasonably be expected to have a Material Adverse Effect;
     (h) the Employee Loan Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;
     (i) Indebtedness existing on the Effective Date that, prior to the date hereof and in connection with the Effective Date, has been disclosed in writing by the Obligors to the Administrative Agent (for delivery to each Lender), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
     (j) Indebtedness to any member of the Management Team so long as such Indebtedness is unsecured and subordinated as to payment of principal to the Obligations on terms reasonably satisfactory to the Administrative Agent, provided that payments of principal in respect of such Indebtedness shall be permitted so long as, immediately before and after giving effect to such payment, no Payment Default or Event of Default shall have occurred and be continuing;
     (k) Indebtedness of the Obligors or any of their Subsidiaries in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;
     (l) Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.06; provided that such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
     (m) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business; and
     (n) other Indebtedness of the Obligors and the Subsidiary Guarantors (including Guarantees of any Indebtedness) in an aggregate principal amount not exceeding $125,000,000 at any time outstanding;
provided that, notwithstanding the last sentence of the definition of “Guarantee”, for purposes of determining the aggregate outstanding principal amount of any Indebtedness, the amount of any Guarantee shall be deemed to equal the aggregate outstanding principal amount of the Indebtedness that is guaranteed by such Guarantee.
          SECTION 7.02 Liens. Each Obligor will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or (except in connection with a transaction permitted by Section 7.03(d)) assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;
     (b) any Lien on any property or asset of any of the Obligors or any of their Subsidiaries existing on the Effective Date that, prior to the date hereof and in connection with the Effective Date, has been disclosed in writing by the Obligors to the Administrative Agent (for delivery to each Lender); provided that (i) no such Lien shall extend to any other property or asset of such Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (c) any interest or title of a lessor under any lease or sublease entered into by any Obligor or any Subsidiary in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;
     (d) Liens solely on any cash earnest money deposits made by any Obligor or any of its Subsidiaries in connection with an Investment;
     (e) Liens on cash or cash equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not otherwise prohibited hereunder;

     (f) (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Obligors or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Obligors and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Obligors or any Subsidiary in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;
     (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
     (h) other Liens with respect to obligations that do not exceed an aggregate amount of $125,000,000 at any one time outstanding; and
     (i) Liens granted in the ordinary course of business by any Subsidiary (other than an Obligor) of any Obligor that is the general partner of a Fund Entity securing Indebtedness of such Fund Entity on the right of such Subsidiary to issue or make capital calls in its capacity as the general partner of such Fund Entity.
          SECTION 7.03 Fundamental Changes. Each Obligor will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Each Obligor will not, nor will it permit any of its Subsidiaries to, (1) at any time prior to the Qualified IPO, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business, (y) any property (including Equity Interests of Subsidiaries) sold or disposed of in the ordinary course of business and on ordinary business terms and (z) the issuance of Equity Interests of the Obligors permitted under Section 7.06), and (2) at any time on and after the Qualified IPO Date, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of the consolidated assets (including by way of sale or transfer of stock of Subsidiaries) of the Obligors and their Subsidiaries.
     Notwithstanding the foregoing provisions of this Section:
     (a) any Obligor or any Subsidiary of an Obligor may be merged or consolidated with or into any other Obligor or any Subsidiary of an Obligor; provided that (i) if any such transaction shall be between a Subsidiary (other than an Obligor or a Subsidiary Guarantor) and a wholly owned Subsidiary (other than an Obligor or a Subsidiary Guarantor), the wholly owned Subsidiary shall be the continuing or surviving entity, (ii) if any such transaction shall involve an Obligor, an Obligor shall be the continuing or surviving entity, and (iii) if any such transaction shall be between a Subsidiary Guarantor and a Non-Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving entity;
     (b) any Subsidiary of an Obligor may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to (i) an Obligor or (ii) in the case of any such Subsidiary that is not itself an Obligor, any wholly owned Subsidiary of an Obligor;

     (c) the Equity Interests of any Subsidiary of an Obligor may be sold, transferred or otherwise disposed of to (i) an Obligor or (ii) in the case of any such Subsidiary that is not itself an Obligor, any wholly owned Subsidiary of such Obligor;
     (d) (i) the Subsidiaries (other than an Obligor) of the Obligors may undergo a restructuring, (ii) any Obligor or any Subsidiary of an Obligor may be reorganized as a corporation in its jurisdiction of organization or in any Permitted Jurisdiction, and (iii) prior to the Specified IPO Date, the Obligors and their Subsidiaries may consummate the Company Reorganization (each of the transactions described in clauses (i) through (iii) of this paragraph (d), which in the case of the foregoing clause (iii) shall be deemed to mean the series of transactions that, taken as a whole, constitute the Company Reorganization, a “Restructuring Transaction”), in each case so long as
          (u) such Restructuring Transaction could not reasonably be expected to materially reduce the expected distributions to be received by the Obligors in respect of Management Fees and Carried Interest,
          (v) immediately before and after the consummation of such Restructuring Transaction, no Default shall have occurred and be continuing,
          (w) immediately after giving effect to the consummation of such Restructuring Transaction, the Obligors shall be in Pro Forma Compliance (and, except with respect to clause (iii) above, a Responsible Officer on behalf of the Obligors shall have certified as such to the Administrative Agent),
          (x) except with respect to clause (iii) above, the Obligors shall have delivered a notice to the Administrative Agent containing a reasonably detailed description of such Restructuring Transaction at least 10 Business Days prior to the consummation of such Restructuring Transaction,
          (y) such Restructuring Transaction could not reasonably be expected to adversely affect the priority in right of payment of the Obligations, or the priority of any claims the Holders may have against any Obligor or any of its Subsidiaries, in each case relative to (1) any other creditor of any Obligor or any Subsidiary of an Obligor and (2) any Person to whom any Obligor or any Subsidiary of an Obligor owes Indebtedness, and
          (z) with respect to clause (ii) or (iii) above, if any such Restructuring Transaction shall involve an Obligor, an Obligor shall be the continuing or surviving entity;
     (e) any Subsidiary (other than an Obligor) of an Obligor may enter into a transaction of merger, consolidation or amalgamation, liquidate, wind up or dissolve itself, in each case, in the ordinary course of business, and to the extent not otherwise material to the Obligors and their Subsidiaries on a consolidated basis;
     (f) the Obligors and the Subsidiaries may sell, transfer or otherwise dispose of any assets or property for cash or other consideration, in each case, reasonably determined by the Obligors to be in an amount at least equal to the fair value of such assets or property; and
     (g) the Obligors and the Subsidiaries may enter into mergers and consolidations to effect asset acquisitions; provided that (i) if any Obligor is party to such transaction, such Obligor shall be the continuing or surviving entity, and (ii) if any Subsidiary Guarantor is a party to such transaction, such Subsidiary Guarantor shall be the continuing or surviving entity.
          Solely for the purpose of determining whether a Subsidiary is a wholly owned Subsidiary under this Section, if, with respect to any Subsidiary, a de minimis amount of the Equity Interests of such Subsidiary are required to held by another Person under applicable Requirements of Law (including qualifying directors shares and similar requirements), effect shall not be given to such de minimis holding in determining whether such Subsidiary is wholly-owned.
          SECTION 7.04 Lines of Business. Each Obligor will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than the business of the type conducted by the Obligors and their Subsidiaries on the Effective Date and the Core Business, and, in each case, businesses reasonably related thereto and reasonable extensions thereof.
          SECTION 7.05 Ownership of Core Businesses. Each Obligor will not permit any Equity Interests that are owned by Carlyle Group, either directly or through its direct or indirect subsidiaries, in a Core Business Entity, to be owned by any Person other than the Obligors and their Subsidiaries (unless such Core Business Entity is itself an Obligor and except for, prior to the Specified IPO Date, certain non-Controlling limited partnership interests held by the owners of the Obligors); provided that the foregoing will not prohibit Carlyle Group’s indirect ownership of such Equity Interests through its direct or indirect ownership of Equity Interests in the Obligors.
          SECTION 7.06 Restricted Payments. Each Obligor will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment when a Default has occurred and is continuing, provided that
     (a) until such time as Revolving Credit Loans in an amount equal to the Revolving Credit Dividend Amount shall have been repaid, the proceeds of the Specified IPO shall not be used to make a Restricted Payment;
     (b) irrespective of the occurrence of any Default, (i) any Subsidiary of any Obligor may make Restricted Payments to any wholly-owned Subsidiary of any Obligor, (ii) any Obligor may make Restricted Payments in the form of Equity Interests of such Obligor, (iii) any Subsidiary of any Obligor (including a Subsidiary that is also an Obligor) may make Restricted Payments to any Obligor, (iv) any Obligor or any of its Subsidiaries may make Restricted Payments on account of Deal Team Interest consisting of “class B carried interest” to members, partners, employees, contractors or advisors of the Borrowers or any of their Affiliates and (v) any Subsidiary that does not Guarantee the Obligations and is not wholly-owned by the Obligors may make a Restricted Payment to the holders of the Equity Interests in such Subsidiary on a pro rata basis for all such holders with respect to both the amount and form of such Restricted Payment;
     (c) so long as immediately before and after giving effect to such payment, no Payment Default or Bankruptcy Event of Default shall have occurred and be continuing, the Obligors may make cash distributions to the owners of their Equity Interests, on a pro rata basis, in an amount necessary to provide the IPO Issuer with funds to make regular quarterly cash distributions to its common unit holders in an amount not to exceed the amount set forth in the final registration statement of the IPO Issuer on Form S-1 filed with the SEC in connection with the Specified IPO as the amount of the regular quarterly cash distribution to be made by the IPO Issuer to its common unit holders (as adjusted to hold constant for splits, combinations, dividends and issuances of units after the Specified IPO Date), net of applicable taxes, so long as any such cash distributions by the Obligors (A) are not in the aggregate, net of applicable taxes, in excess of the amounts of such quarterly distributions by the IPO Issuer and (B) are made not more than 15 days prior to the payment date for such quarterly distributions by the IPO Issuer;
     (d) prior to the Specified IPO Date, so long as immediately before and after giving effect to such payment, no Payment Default or Bankruptcy Event of Default shall have occurred and be continuing, in respect of any period during which any Obligor qualifies as a partnership for U.S. federal and state income tax purposes, such Obligor shall be permitted to distribute to owners of any Equity Interests thereof with respect to each fiscal year of such Obligor an aggregate cash amount equal to the product of (a) the amount of taxable income allocated by such Obligor to such owners for such fiscal year, as reduced by any available carryforwards of net operating losses, capital losses, and similar items (collectively, “Available Carryforwards”), but, in respect of any fiscal year ending after the Effective Date, only to the extent such Available Carryforwards arise out of a loss or similar item realized by such Obligor on or after the Effective Date, calculated by assuming that each such owner elects to carry forward such items and that such owner’s only income, gain, deductions, losses and similar items are those allocated to such owner by such Obligor and taking into account such limitations as the limitation on the deductibility of capital, multiplied by (b) the highest effective combined federal, state and local income tax rate applicable during such fiscal year to a natural person residing in New York, New York taxable at the highest marginal federal income tax rate and the highest marginal income tax rates (after giving effect to the federal income tax deduction for such State and local income taxes and without taking into account the effects of Sections 67 and 68 of the Code), provided that, with respect to any fiscal year ending after the Effective Date, the amount of taxable income referred to in clause (a) above shall only be reduced by an amount equal to 75% of Available Carryforwards; and
     (e) on and after the Specified IPO Date, so long as immediately before and after giving effect to such payment, no Payment Default or Bankruptcy Event of Default shall have occurred and be continuing, in respect of any period during which any Obligor qualifies as a partnership for U.S. federal and state income tax purposes, such Obligor (including any Additional Parent Guarantor) shall be permitted to make “Tax Distributions” on the basis of the “Assumed Tax Rate” (as each such term is defined in the September 28, 2011 draft form of partnership agreement of Carlyle Holding I L.P. provided to the Administrative Agent’s counsel on October 19, 2011 (the “Tax Agreement Form”), which Tax Agreement Form may be delivered by the Administrative Agent to each Lender upon request) in accordance with the terms and conditions set forth in the Tax Agreement Form.
          SECTION 7.07 Transactions with Affiliates. Each Obligor will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions otherwise not prohibited under this Agreement or any other Loan Document, (b) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to an Obligor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (c) transactions between or among an Obligor and any other Obligor and transactions between or among an Obligor and any wholly owned Subsidiary of any Obligor, in each case not involving any other Affiliate. For the avoidance of doubt, this Section shall not apply to employment, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current of former employees, consultants, officers or directors of any Obligor or any of its Subsidiaries in the ordinary course of business.
          SECTION 7.08 Minimum Management Fee Earnings Assets Amount. Each Obligor will not permit the Management Fee Earning Assets Amount on any Quarterly Date commencing with the first Quarterly Date to occur on or after the Initial Funding Date to be less than an amount (such amount, the “Initial Funding Date Minimum Assets Amount”) equal to the sum of (x) $50,100,000,000 plus (y) if any acquisition (or other transaction that results in a Non-Controlled Acquired Entity becoming a Subsidiary of an Obligor) shall have been consummated between September 30, 2011 and the Initial Funding Date, the product of (a) 70% multiplied by (b) the aggregate amount of the Additional Management Fee Earning Assets, if any (and without duplication), with respect to the relevant assets or Person so acquired (or Person subject to such transaction), which Initial Funding Date Minimum Assets Amount shall immediately upon the consummation of any New Acquisition be increased by an amount equal to the product of (a) 70% multiplied by (b) the aggregate amount of the Additional Management Fee Earning Assets, if any (and without duplication), of the relevant Acquired Entity.
          SECTION 7.09 Modifications of Certain Documents. Other than pursuant to a transaction permitted by Section 7.03, each Obligor will not, nor will it permit any of its Subsidiaries to, consent to any amendment, modification, rescission or termination of or waiver under any documents relating to the organization or existence of any such Person or any document relating to any Management Fees or Carried Interest, to the extent that such amendment, modification, rescission, termination or waiver:
     (a) could reasonably be expected to materially reduce the then-expected distributions to be received by the Obligors, taken as a whole, in respect of Management Fees and Carried Interest; or
     (b) could materially impair (i) the credit worthiness of any Credit Party or (ii) the rights and interests of the Lenders hereunder and under the other Loan Documents.
          SECTION 7.10 Total Indebtedness Ratio. Each Obligor will not permit the Total Indebtedness Ratio on the last day of any fiscal quarter to exceed 3 to 1.
ARTICLE VIII
EVENTS OF DEFAULT
          SECTION 8.01 Events of Default. If any of the following events (“Events of Default”) shall occur:
     (a) any Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due in accordance with the terms hereof, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

     (c) any representation or warranty made or deemed made by any Credit Party (including any Responsible Officer on behalf of any Credit Party) in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;
     (d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), Section 6.03 (with respect to such Obligor’s existence and conduct of business), Section 6.08 or in Article VII;
     (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent or any Lender to the Borrowers;
     (f) any Credit Party, any Material Subsidiary or any Fund Entity shall fail to make any payment of principal or interest (beyond any grace period applicable thereto) in respect of any Material Indebtedness, when and as the same shall become due and payable; provided that this clause (f) shall not apply to any Guarantees except to the extent such Guarantees shall become due and payable by any Credit Party, any Material Subsidiary or any Fund Entity and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause (with the giving of notice if required) any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale or transfer of all or a portion of the property or assets securing such Indebtedness or (ii) any Guarantees except to the extent such Guarantees shall become due and payable by any Obligor, any Material Subsidiary or any Fund Entity and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Subject Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Subject Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i) any Subject Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Subject Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any partnership or formal action for the purpose of effecting any of the foregoing;
     (j) any Credit Party or any Material Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) the failure by any Credit Party or any Material Subsidiary thereof to pay one or more final judgments aggregating in excess of $50,000,000 (net of any amounts which are covered by insurance or bonded), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any Material Subsidiary thereof to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
     (m) a Change in Control shall occur; or
     (n) the Guarantee pursuant to Article III by any Parent Guarantor or the Guarantee pursuant to the Subsidiary Guarantee Agreement by any Subsidiary Guarantor shall cease to be in full force and effect (other than in accordance with the terms thereof) or shall be asserted in writing by any Credit Party not to be in effect or not to be legal, valid and binding obligations;
then, and in every such event (other than a Bankruptcy Event of Default), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments and, prior to the Initial Funding Date, the commitments of the Term Lenders to fund the Term Loans, and thereupon the Revolving Credit Commitments and the commitments to fund the Term Loans shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any Bankruptcy Event of Default, the Revolving Credit Commitments and, prior to the Initial Funding Date, the commitments of the Term Lenders to fund the Term Loans shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the

Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor. A vote of the Required Lenders shall be effective to rescind acceleration of the Loans (except with respect to any acceleration resulting from any Bankruptcy Event of Default).
ARTICLE IX
AGENCY
          SECTION 9.01 The Administrative Agent. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
          The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Obligors or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not:
     (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Obligors, a Lender or an Issuing Bank.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agents, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
          Subject to, and effective upon, the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrowers (which consent (i) shall not be required if a Payment Default or Bankruptcy Event of Default shall have occurred and be continuing and (ii) shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrowers and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Borrowers (which consent (i) shall not be required if a Payment Default or Bankruptcy Event of Default shall have occurred and be continuing and (ii) shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
          Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          SECTION 9.02 Bookrunners, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, co-documentation agents or syndication agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01 Notices.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:
     (i) if to any Credit Party, to it at 1001 Pennsylvania Avenue, NW, Suite 220S, Washington, D.C., 20004, Attention of Dana Laidhold, Treasurer (Telecopier No. (202) 347-5550; Telephone No. (202) 729-5287), with a copy to Jeffrey W. Ferguson, Managing Director and General Counsel (Telecopier No. (202) 347-5550; Telephone No. (202) 729-5325);
     (ii) if to the Administrative Agent, to Citibank NA, Bank Loan Syndications, at 1615 Brett Road OPS III, New Castle, DE 19720, Attention of Bank Loan Syndications, Dana Fuski Dugan, (Telecopier No. (212) 994 0961; Telephone No, (302) 894-6003);
     (iii) if to Citibank as Issuing Bank, to it at 3800 Citibank Center, Building B, Tampa, FL 33610-9122 , Attention of Karen Kunze (Telecopier No. (813) 604-7187; Telephone No. (813) 604-7038); and 388 Greenwich St, 23rd Floor, New York, NY 10013, Attention of Anthony Lieggi (Telecopier No. (646) 291-1716 ; Telephone No. (212) 816-4131); and

     (iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;
          or, as to the any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party hereto, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder and under the other Loan Documents may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder and under the other Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          Anything in this Agreement to the contrary notwithstanding:
     (x) So long as Citibank or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 6.01 shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Credit Parties agree that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to a Credit Party, any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrowers and the Lenders acknowledge that (1) although the Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time, the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (2) the Platform is provided “as is” and “as available” and (3) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform, except to the extent such errors or omissions are due to the gross negligence, bad faith or willful misconduct of the Administrative Agent or any of its Affiliates. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
     (y) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (1) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (2) that any Notice may be sent to such e-mail address.
          SECTION 10.02 Waivers; Amendments.
          (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Credit Parties and the Required Lenders or by the applicable Credit Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall
          (i) increase any Revolving Credit Commitment of any Lender or any commitment to fund Term Loans of any Lender without the written consent of such Lender,
          (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except for reduction of interest by virtue of a default waiver), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby,
          (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment, without the written consent of each Lender directly and adversely affected thereby,
          (iv) change Section 2.17(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby,
          (v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or
          (vi) release all or substantially all of the Parent Guarantors from their guarantee obligations under Article III or the Subsidiary Guarantors from their guarantee under the Subsidiary Guarantee Agreement, without the written consent of each Holder, and in each case except pursuant to a transaction permitted by Section 7.03;
and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be and (y) any modification or supplement of Article III shall require the consent of the Parent Guarantors.
          SECTION 10.03 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of not more than one counsel per jurisdiction (unless multiple counsels are necessary to avoid conflicts of interest) for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all documented out-of-pocket costs and expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including the fees, charges and disbursements of not more than one counsel per jurisdiction (unless multiple counsels are necessary to avoid conflicts of interest) for the Administrative Agent, any Issuing Bank or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document or any other document referred to herein or therein.
          (b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses (including the fees, charges and disbursements of not more than one counsel per jurisdiction (unless multiple counsels are necessary to avoid conflicts of interest)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by such Borrower or any other Credit Party any Obligor arising out of, in connection with, or as a result of any action, claim, judgment or suite arising out of or in connection with (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by such Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or the breach of any Loan Document by, such Indemnitee or any of its Affiliates or the directors, officers, employees or advisors of any of them.
          (c) Reimbursement by Lenders. To the extent that the Borrowers (and, with respect to the guarantees hereunder, the Parent Guarantors) for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several obligations.
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) Payments. All amounts due under this Section shall be payable promptly after receipt of a reasonably detailed invoice therefor.
          SECTION 10.04 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Obligors may assign or otherwise transfer any of its rights or obligations hereunder (except pursuant to a transaction permitted hereunder) without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, each Issuing Bank, Participants, to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans at the time owing to it) to any Person; provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
          (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitments and the Loans and Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Credit Commitment, or $1,000,000, in the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and, so long as no Non-Consent Event has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of Revolving Credit Commitments and Term Loans on a non-pro rata basis.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
          (A) the consent of the Borrowers (such consents not to be unreasonably withheld or delayed) shall be required unless (x) a Non-Consent Event has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (C) the consent of the Issuing Banks shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to the Obligors. No such assignment shall be made to any Obligor or any of its Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) Assignments under Existing Credit Agreement. No such assignment shall be made unless the additional condition set forth in paragraph (g) of this Section shall have been satisfied.
          Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.15 and Section 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments and the commitments to fund Term Loans of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptively correct absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Administrative Agent, sell participations to any Person (other than a natural person or the Obligors or any of the Obligors’ Affiliates or Subsidiaries) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) the consent of the Borrowers (such consents not to be unreasonably withheld or delayed) shall be required for any such participation unless (x) a Non-Consent Event has occurred and is continuing at the time of such participation or (y) such participation is to a Lender, an Affiliate of a Lender or an Approved Fund.
          Each Lender that sells a participation pursuant to paragraph (d) of this Section, acting solely for this purpose as a non-fiduciary agent of the Borrower and solely for tax purposes, shall maintain a register comparable to the Register on which it shall enter the name and address of each Participant and the economic interests of each Participant in all or a portion of the participating Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it) (the “Participant Register”). The entries in the Participant Register shall be presumptively correct absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. Notwithstanding anything herein to the contrary, such Lender shall not be required to disclose the Participant Register except that (i) such Lender shall be required to make its Participant Register available to the Administrative Agent or to the Borrower if requested by the Borrower in connection with the exercise by a related Participant of remedies hereunder and (ii) such Lender shall be required to make its Participant Register available to the Internal Revenue Service if requested by the Internal Revenue Service or the Borrower and to the extent required by the Internal Revenue Service.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso of Section 10.02(b) that directly and adversely affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(d) as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 and Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent after disclosure of such greater payments. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender and any such Participant shall be deemed to be a Lender for the purposes of the definition of Excluded Taxes.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g) Ratable Assignments prior to the Initial Funding Date. Notwithstanding anything to the contrary herein or in the Existing Credit Agreement, no Lender shall, and the Borrowers shall not exercise their rights under Section 2.18(b) of this Agreement or Section 2.18(b) of the Existing Credit Agreement to cause a Lender to, (i) assign all or a portion of its rights and obligations in respect of any Existing Revolving Credit Commitments and/or Existing Term Loans under the Existing Credit Agreement to any Person unless it shall also assign a corresponding portion of its rights and obligations in respect of Revolving Credit Commitments and/or Term Loans, as the case may be, under this Agreement to such Person pursuant to paragraph (b) of this Section and (ii) prior to the Initial Funding Date, assign all or a portion of its rights and obligations in respect of any Revolving Credit Commitments and/or Term Loans under this Agreement to any Person unless it shall also assign a corresponding portion of its rights and obligations in respect of any Existing Revolving Credit Commitments and/or Existing Term Loans, as the case may be, under the Existing Credit Agreement to such Person pursuant to Section 10.04(b) of the Existing Credit Agreement. Upon any assignment of Revolving Credit Commitments and/or Term Loans effected prior to the Initial Funding Date, the Commitment Schedule shall be automatically adjusted to reflect such assignment.
          SECTION 10.05 Survival. All representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16, Section 3.03 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.
          SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents (and any separate letter agreements among the Obligors and CGMI and certain affiliates thereof, J.P. Morgan Securities LLC and certain affiliates thereof and Credit Suisse Securities (USA) LLC and certain affiliates thereof, with respect to fees payable thereto and their initial Revolving Credit Commitments and Term Loans and the syndication thereof) constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
          SECTION 10.09 Governing Law; Jurisdiction; Service of Process; Etc.
          (a) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
          (b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State or Federal court located in the City of New York in any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims with respect to any such suit, action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing herein shall in any way be deemed to limit the ability of any party hereto to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over any other party hereto in such other jurisdictions, and in such manner, as may be permitted by applicable law.
          (d) Waiver of Venue. Each party hereto irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and further irrevocably waives any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
          SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 10.11 No Immunity. To the extent that any Obligor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.
          SECTION 10.12 European Monetary Union.
          (a) Definitions. As used herein, the following terms shall have the following meanings:
     “EMU” means economic and monetary union as contemplated in the Treaty on European Union.
     “EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.
     “Euros” or “€” refers to the single currency of Participating Member States of the European Union, which shall be an Agreed Foreign Currency and a Foreign Currency under this Agreement.
     “National Currency” means the Currency, other than the Euro, of a Participating Member State.
     “Participating Member State” means each state so described in any EMU Legislation.
     “Target Operating Day” means any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year’s Day or (iii) any other day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (or any successor settlement system) is not scheduled to operate (as determined by the Administrative Agent).
     “Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993).
          (b) Effectiveness of Provisions. The provisions of paragraphs (c) through (h) of this Section shall be effective on the Effective Date; provided that, if and to the extent that any such provision relates to any state (or the Currency of such state) that is not a Participating Member State on the Effective Date, such provision shall become effective in relation to such state (and such Currency) at and from the date on which such state becomes a Participating Member State.
          (c) Redenomination and Alternative Currencies. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency of a Participating Member State shall be redenominated in Euros in accordance with EMU Legislation; provided that, if and to the extent that any EMU Legislation provides that following the Effective Date an amount denominated either in Euros or in the National Currency of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or in such National Currency, any party to this Agreement shall be entitled to pay or repay any such amount either in Euros or in such National Currency.
          (d) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in Euros or in a National Currency, the Administrative Agent shall not be liable to the Obligors or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euros or in such National Currency, as the case may be) to the account of any Lender in the Principal Financial Center in the Participating Member State which the Obligors or such Lender, as the case may be, shall have specified for such purpose. For the purposes of this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in Euros or such National Currency.
          (e) Certain Rate Determinations. For the purposes of determining the date on which the LIBO Rate is determined under this Agreement for the Interest Period for any Borrowing denominated in Euros (or in any National Currency), references in this Agreement to Business Days shall be deemed to be references to Target Operating Days. In addition, if the Administrative Agent determines, with respect to the Interest Period for any Borrowing denominated in a National Currency, that there is no LIBOR displayed on the Reuters’ Service for deposits denominated in such National Currency, the LIBO Rate for such Interest Period shall be based upon LIBOR displayed on the Reuters’ Service for the offering of deposits denominated in Euros.
          (f) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the Currency of any state that becomes a Participating Member State shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such Currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.
          (g) Rounding. Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation, each reference in this Agreement to a minimum amount, or to a multiple of a specified amount, in a National Currency to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount, or to a multiple of such reasonably comparable and convenient amount, in Euros as the Administrative Agent may from time to time reasonably specify.
          (h) Other Consequential Changes. Without prejudice to the respective liabilities of the Obligors to the Lenders and the Lenders to the Obligors under or pursuant to this Agreement,

except as expressly provided in this Section, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.
          SECTION 10.13 Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of each Obligor under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.
          SECTION 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 10.15 Treatment of Certain Information; Confidentiality.
          (a) Treatment of Certain Information. Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Obligor or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by such Obligor and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.
          (b) Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives

(it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to any Credit Party and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to either Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties. For purposes of this Section, “Information” means all information received from any Credit Party relating to such Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 10.16 USA PATRIOT Act. Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, such Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify the Credit Parties in accordance with said Act.
          SECTION 10.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.
          SECTION 10.18 Acknowledgments. Each Obligor hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent, the Issuing Banks nor any Lender has any fiduciary relationship with or duty to such Obligor arising out of or in connection with this

Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Issuing Banks and Lenders, on the one hand, and such Obligor, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby.
          SECTION 10.19 Fiscal Year. Each Obligor will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively, without the prior written consent of the Administrative Agent.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered (and, in the case of each Person organized under the laws of the Cayman Islands, as a deed) by their respective authorized officers as of the day and year first above written.
BORROWERS
TC GROUP INVESTMENT HOLDINGS, L.P.
By: TCG Holdings II, L.P., its general partner
By: DBD Investors V, L.L.C., its general partner
By: DBD Investors V Holdings, L.L.C., its managing member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: TCG Holdings Cayman II, L.P., its general partner
By: DBD Cayman, Ltd., its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

Witness:	/s/ Christina Bracero
	Name:	Christina Bracero

TC GROUP CAYMAN, L.P.
By: TCG Holdings Cayman, L.P., its general partner
By: Carlyle Offshore Partners II, Ltd., its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

Witness:	/s/ Christina Bracero
	Name:	Christina Bracero

CARLYLE INVESTMENT MANAGEMENT L.L.C.
By: TC Group, L.L.C., its managing member
By: TCG Holdings, L.L.C., its managing member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

Witness:	/s/ Christina Bracero
	Name:	Christina Bracero

PARENT GUARANTOR
TC GROUP, L.L.C.
By: TCG Holdings, L.L.C., its managing member

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

ADMINISTRATIVE AGENT

CITIBANK, N.A., as Administrative Agent

By	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

LENDERS
CITIBANK, N.A.

By /s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By /s/ Matthew Griffith
Name:	Matthew Griffith
Title:	Executive Director

BANK OF AMERICA, N.A.

By /s/ David Strickert
Name:	David Strickert
Title:	Managing Director

BARCLAYS BANK PLC

By /s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By /s/ John D. Toronto
Name:	John D. Toronto
Title:	Managing Director

By /s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Associate

DEUTSCHE BANK AG NEW YORK BRANCH

By /s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Director

By /s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

GOLDMAN SACHS BANK, USA

By /s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.

By /s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

SOCIETE GENERALE

By /s/ Edith Hornick
Name:	Edith Hornick
Title:	Managing Director

UBS LOAN FINANCE LLC

By /s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By /s/ Christopher Gomes
Name:	Christopher Gomes
Title:	Associate Director

SILICON VALLEY BANK

By /s/ Jesse Hurley
Name:	Jesse Hurley
Title:	VP

SCHEDULE 1
Revolving Credit Commitments and Term Loans as of the Effective Date

	Revolving Credit
	Commitment	Term Loans	Total
Citibank, N.A.	$155,521,978.03	$61,538,461.53	$217,060,439.56

JPMorgan Chase Bank, N.A.	$155,521,978.02	$61,538,461.53	$217,060,439.55

Credit Suisse AG, Cayman Islands Branch	$155,521,978.02	$42,307,692.31	$197,829,670.33

Bank of America, N.A.	$43,200,549.45	$42,307,692.31	$85,508,241.76

Barclays Bank PLC	$43,200,549.45	$42,307,692.31	$85,508,241.76

Deutsche Bank AG New York Branch	$43,200,549.45	$42,307,692.31	$85,508,241.76

Goldman Sachs Bank, USA	$43,200,549.45	$42,307,692.31	$85,508,241.76

Morgan Stanley Bank, N.A.	$43,200,549.45	$42,307,692.31	$85,508,241.76

UBS Loan Finance LLC	$43,200,549.45	$42,307,692.31	$85,508,241.76

Societe Generale	$12,692,307.69	$42,307,692.31	$55,000,000.00

Silicon Valley Bank	$11,538,461.54	$38,461,538.46	$50,000,000.00

TOTAL:	$750,000,000	$500,000,000	$1,250,000,000

Schedule 1 to Credit Agreement

EXHIBIT A
[Form of Assignment and Assumption]
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
Assignment and Assumption

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrowers:	TC Group Investment Holdings, L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman, L.P. and Carlyle Investment Management L.L.C.

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 13, 2011 among the Borrowers, the Parent Guarantors party thereto, the Lenders party thereto, and Citibank, N.A., as Administrative Agent for the Lenders

6.	Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
			Commitment/	Commitment/	Assigned of
		Facility	Loans for all	Loans	Commitment/	CUSIP
Assignor[s][5]	Assignee[s][6]	Assigned[7]	Lenders[8]	Assigned[8]	Loans[9]	Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	______________][10]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
Assignment and Assumption

Effective Date: ________ __, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:
[Consented to and]13 Accepted:
CITIBANK, N.A.,
as Administrative Agent

By	Title:

[11]	Add additional signature blocks as needed.

[12]	Add additional signature blocks as needed.

[13]	See Section 10.04(b).
Assignment and Assumption

[Consented to:]

[ISSUING BANK(S)][14]

By	Title:

[TC GROUP INVESTMENT HOLDINGS, L.P.][15]

By	Title:

[TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.][16]

By	Title:

[TC GROUP CAYMAN, L.P.][17]

By	Title:

[CARLYLE INVESTMENT MANAGEMENT L.L.C.][18]

By	Title:

[14]	See Section 10.04(b).

[15]	See Section 10.04(b).

[16]	See Section 10.04(b).

[17]	See Section 10.04(b).

[18]	See Section 10.04(b).
Assignment and Assumption

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Obligors, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) satisfies the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment
Annex 1 to Assignment and Assumption

and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Annex 1 to Assignment and Assumption

EXHIBIT B
[Form of Additional Borrower Joinder Agreement]
ADDITIONAL BORROWER JOINDER AGREEMENT
          ADDITIONAL BORROWER JOINDER AGREEMENT dated as of [________], 20[__], among TC Group Investment Holdings, L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman, L.P. and Carlyle Investment Management L.L.C. (individually, an “Original Borrower”, and collectively, the “Original Borrowers”), [Insert name of Additional Borrower], a [________] (the “Additional Borrower”), and CITIBANK, N.A., as administrative agent (the “Administrative Agent”).
          The Original Borrowers, TC Group, L.L.C., a Delaware limited liability company, as a Parent Guarantor, the Lenders party thereto and the Administrative Agent are parties to a Credit Agreement dated as of December 13, 2011 (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.
          The Original Borrowers and the Additional Borrower hereby request, pursuant to Section 2.23 of the Credit Agreement, that the Additional Borrower be admitted as an additional Borrower under the Credit Agreement.
          The Additional Borrower hereby agrees to become a “Borrower” and an “Obligor” for all purposes of the Credit Agreement and the Loan Documents and hereby unconditionally assumes and agrees to perform, and to be bound by all of the terms and provisions of, any and all obligations (including, without limitation, the obligation to pay the principal amount of any Loans and accrued interest thereon, all obligations in respect of any LC Exposure, fees and other amounts), covenants and agreements of a Borrower and an Obligor under the Credit Agreement and the Loan Documents and all obligations of each Original Borrower arising out of all representations, warranties, documents, instruments and certificates made or delivered by or on behalf of such Original Borrower under or in connection with the Credit Agreement and the Loan Documents, in each case to the same extent as if such Additional Borrower was an original party thereto (such obligations, covenants and agreements of the Original Borrowers, the “Assumed Obligations”). Notwithstanding any other provision of this Agreement or the Credit Agreement to the contrary, each Original Borrower hereby unconditionally confirms and ratifies and agrees to perform and observe, and to be bound by all of the terms and provisions of, any and all of the Assumed Obligations.
          The Additional Borrower hereby acknowledges its joint and several liability for the Borrower Obligations as provided in Section 2.20 of the Credit Agreement.
          The Additional Borrower hereby represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders (it being agreed that the Additional Borrower represents and warrants only with respect to itself) that as of the date hereof and after giving effect to the admission of the Additional Borrower as an additional Borrower under the Credit Agreement: (i) the representations and warranties set forth in Article IV of the Credit Agreement are true and correct with respect to the Additional Borrower, (ii) the Additional Borrower is in
Additional Borrower Joinder Agreement

compliance in all material respects with all the terms and provisions set forth in the Credit Agreement on its part to be observed or performed as of the date hereof and after giving effect thereto and (iii) no Default or Event of Default shall have occurred and be continuing.
          This Additional Borrower Joinder Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. This Additional Borrower Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Additional Borrower Joinder Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Additional Borrower Joinder Agreement. This Additional Borrower Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
Additional Borrower Joinder Agreement

          IN WITNESS WHEREOF, the Additional Borrower and each Original Borrower has caused this Additional Borrower Joinder Agreement to be duly executed and delivered as of the day and year first above written.

ADDITIONAL BORROWER

[NAME OF ADDITIONAL BORROWER]

By

Title:

ORIGINAL BORROWERS

TC GROUP INVESTMENT HOLDINGS, L.P.
By:	TCG Holdings II, L.P., its general partner
By:	DBD Investors V, L.L.C., its general
partner
By:	DBD Investors V Holdings, L.L.C., its
managing member

By:

Name: Daniel A. D’Aniello
Title: Managing Director

TC GROUP CAYMAN INVESTMENT
HOLDINGS, L.P.
By:	TCG Holdings Cayman II, L.P., its general
partner
By:	DBD Cayman, Ltd., its general partner

By:

Name: Daniel A. D’Aniello
Title: Director

Witness:

Name:
Additional Borrower Joinder Agreement

TC GROUP CAYMAN, L.P.
By:	TCG Holdings Cayman, L.P., its general
partner
By:	Carlyle Offshore Partners II, Ltd., its
general partner

By:

Name: Daniel A. D’Aniello
Title: Director

Witness:

Name:

CARLYLE INVESTMENT MANAGEMENT
L.L.C.
By:	TC Group, L.L.C., its managing member
By:	TCG Holdings, L.L.C., its managing
member

By:

Name: Daniel A. D’Aniello
Title: Director

Witness:

Name:
Additional Borrower Joinder Agreement

Accepted and agreed:
CITIBANK, N.A.,
as Administrative Agent
By ________________________
Title:
Additional Borrower Joinder Agreement

EXHIBIT C
[Form of Closing Certificate]
Date: ________ __, 2011
          Pursuant to Section 5.01(c) of the Credit Agreement dated as of December 13, 2011 (the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among TC Group Investment Holdings, L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman, L.P., Carlyle Investment Management L.L.C., TC Group, L.L.C., the lenders party thereto and Citibank, N.A., as Administrative Agent, the undersigned, ________________[Insert name of Responsible Officer], ________________ [Insert title of Responsible Officer] of _____________ (the “Credit Party”), hereby certifies on behalf of the Credit Party as follows:
1.	The representations and warranties of the Credit Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Credit Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date. No Default has occurred and is continuing.

2.	___________________ is the duly elected and qualified [Assistant] Secretary of the Credit Party and the signature set forth for such Responsible Officer below is such Responsible Officer’s true and genuine signature.
The undersigned [Assistant] Secretary of the Credit Party hereby certifies as follows:
(i)	Attached hereto as Annex 1 is a true and complete copy of a Certificate of Good Standing or the equivalent from the Credit Party’s jurisdiction of organization dated as of a recent date prior to the date hereof.

(ii)	Attached hereto as Annex 2 is a true and complete copy of [resolutions][unanimous written consent] duly adopted by the [Board of Directors] of the Credit Party on ________ __, 2011. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Credit Party now in force relating to or affecting the matters referred to therein.

(iii)	Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation] [Memorandum of Association] of the Credit Party as in effect on the date hereof, and such [Certificate of Incorporation] [Memorandum of Association] has not been amended, repealed, modified or restated.

(iv)	Attached hereto as Annex 4 is a true and complete certified copy of the [Articles of Association][Bylaws] of the Credit Party as in effect on the date hereof, and such [Articles of Association][Bylaws] have not been amended, repealed, modified or restated.

(v)	The persons listed on Schedule I hereto are now duly elected and qualified officers of the
Closing Certificate

Credit Party holding the offices indicated next to their respective names on Schedule I hereto, and the signatures appearing opposite their respective names on Schedule I hereto are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Credit Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Credit Party pursuant to the Loan Documents to which it is a party.

(vi)	Latham & Watkins LLP and (for Persons organized under the laws of the Cayman Islands) Maples and Calder may rely on this certificate in rendering their respective opinions.
Closing Certificate

     IN WITNESS WHEREOF, the undersigned have hereunto set their names as of the first date set forth above.

Name:	Name:
Title: [Insert title of Responsible Officer]	Title: [Assistant] Secretary
Closing Certificate

Schedule I
to Closing Certificate

Name	Office	Signature

___________________________

___________________________
Schedule I to Closing Certificate

Annex 1
to Closing Certificate
[Certificate of Good Standing]
Annex 1 to Closing Certificate

Annex 2
to Closing Certificate
[Board Resolutions][Unanimous Written Consent]
Annex 2 to Closing Certificate

Annex 3
to Closing Certificate
[Bylaws][Memorandum of Association]
Annex 3 to Closing Certificate

Annex 4
to Closing Certificate
[Articles of [Incorporation][Association]]
Annex 4 to Closing Certificate

EXHIBIT D
[Form of Solvency Certificate]
________ __, 2011
          This Solvency Certificate is delivered pursuant to Section 5.01(e) of the Credit Agreement dated as of December 13, 2011 (the “Credit Agreement”), among TC Group Investment Holdings, L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman, L.P., Carlyle Investment Management L.L.C., TC Group, L.L.C., the Lenders party thereto, and Citibank, N.A., as Administrative Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein.
          The undersigned, being a Responsible Officer of [___________], the [general partner (the “General Partner”)] [managing member (the “Managing Member”)] of [TC Group Investment Holdings, L.P.] [TC Group Cayman Investment Holdings, L.P.] [TC Group Cayman, L.P.] [Carlyle Investment Management L.L.C.] [TC Group, L.L.C.] (the “Obligor”)], hereby certifies on behalf of the Obligor that, immediately after giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the amount of the “present fair saleable value” of the assets of the Obligor will exceed the amount of all “liabilities of the Obligor, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Obligor will be greater than the amount that will be required to pay the liability of the Obligor on its debts as such debts become absolute and matured, (c) the Obligor will not have an unreasonably small amount of capital with which to conduct its business and (d) the Obligor will be able to pay its debts as they mature. For purposes hereof, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
Solvency Certificate

     WITNESS my hand dated as of the date first above written.

By [______________________], as its [General Partner][Managing Member]

By:

Name:
Title:
Solvency Certificate

EXHIBIT E
[Form of Exemption Certificate]
________ __, 2011
          Reference is made to the Credit Agreement dated as of December 13, 2011 (the “Credit Agreement”), among TC Group Investment Holdings, L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman, L.P., Carlyle Investment Management L.L.C., TC Group, L.L.C., the Lenders party thereto, and Citibank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          ______________________ (the “Foreign Lender”) is providing this certificate pursuant to Section 2.16(e) of the Credit Agreement. The Foreign. Lender hereby represents and warrants that:
          1. The Foreign Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.
          2. The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code. In this regard, the Foreign Lender further represents and warrants that:
     (a) the Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
     (b) the Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
          3. The Foreign Lender is not a 10-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
          4. The Foreign Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
          IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:
Exemption Certificate

EXHIBIT F
[Form of Revolving Credit Loan Note]
REVOLVING CREDIT LOAN NOTE

$[________]	[_______ __], 201[_]
          FOR VALUE RECEIVED, TC GROUP INVESTMENT HOLDING, L.P., TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P., TC GROUP CAYMAN, L.P. AND CARLYLE INVESTMENT MANAGEMENT L.L.C. (collectively, the “Borrowers”), hereby promise to pay, jointly and severally, to the order of [________] or its registered permitted assigns (the “Lender”), at such of the offices of the Lender as shall be notified to the Borrowers from time to time, the principal sum of [________] ($[________]), in lawful money of the United States and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement referred to below, or such lesser amount at any time as shall equal the then aggregate outstanding principal amount of Revolving Credit Loans by the Lender under the Credit Agreement, and to pay, jointly and severally, interest on the unpaid principal amount of each Revolving Credit Loan made by the Lender under the Credit Agreement, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
          This Note is one of the promissory notes referred to in Section 2.08(g) of the Credit Agreement dated as of December 13, 2011 (the “Credit Agreement”) among the Borrowers, the Parent Guarantors party thereto from time to time, the Lenders party thereto and Citibank, N.A, as Administrative Agent, and evidences Revolving Credit Loans made by the Lender. This note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement and the Revolving Credit Loans evidenced hereby are guaranteed as provided for therein and in the other Loan Documents. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.
          The date, amount, Type, interest rate and Interest Period of each Revolving Credit Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the Schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation (or any error in making any such recordation) or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder.
          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments hereof upon the terms and conditions specified therein.
          No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
          Except as permitted by Section 10.04 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.
Revolving Credit Loan Note

          This Note shall be governed by, and construed in accordance with, the law of the State of New York.

TC GROUP INVESTMENT HOLDINGS, L.P.
By:	TCG Holdings II, L.P., its general partner
By:	DBD Investors V, L.L.C., its general partner

By:

Name: Daniel A. D’Aniello
Title: Managing Director

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By:	TCG Holdings Cayman II, L.P., its general partner
By:	DBD Cayman, Ltd., its general partner

By:

Name: Daniel A. D’Aniello
Title: Director

Witness:

Name:

TC GROUP CAYMAN, L.P.
By:	TCG Holdings Cayman, L.P., its general partner
By:	Carlyle Offshore Partners II, Ltd., its general partner

By:

Name:
Title:

Witness:

Name:

CARLYLE INVESTMENT MANAGEMENT L.L.C.
By:	TC Group, L.L.C., its managing member
By:	TCG Holdings, L.L.C., its managing member

By:

Revolving Credit Loan Note

SCHEDULE OF REVOLVING CREDIT LOANS
          This Note evidences Revolving Credit Loans made under the within-described Credit Agreement to the Borrowers, on the dates, in the principal amounts and of the Types, and bearing interest at the rates and having the Interest Period set forth below, subject to the payments and prepayments of principal set forth below:

Principal Amount of Revolving Credit Loan	Type of Revolving Credit Loan	Interest Rate and Period	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By
Revolving Credit Loan Note

EXHIBIT G
[Form of Term Loan Note]
TERM LOAN NOTE

$[________]	[________ __], 201[_]
          FOR VALUE RECEIVED, TC GROUP INVESTMENT HOLDING, L.P., TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P., TC GROUP CAYMAN, L.P. AND CARLYLE INVESTMENT MANAGEMENT L.L.C. (collectively, the “Borrowers”), hereby promise to pay, jointly and severally, to the order of [________] or its registered permitted assigns (the “Lender”), at such of the offices of the Lender as shall be notified to the Borrowers from time to time, the principal sum of [________] ($[________]), in lawful money of the United States and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement referred to below, or such lesser amount at any time as shall equal the then aggregate outstanding principal amount of Term Loans by the Lender under the Credit Agreement, and to pay, jointly and severally, interest on the unpaid principal amount of each Term Loan made by the Lender under the Credit Agreement, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
          This Note is one of the promissory notes referred to in Section 2.08(g) of the Credit Agreement dated as of December 13, 2011 (the “Credit Agreement”) among the Borrowers, the Parent Guarantors party thereto from time to time, the Lenders party thereto and Citibank, N.A, as Administrative Agent, and evidences Term Loans made by the Lender thereunder. This note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement and the Term Loans evidenced hereby are guaranteed as provided for therein and in the other Loan Documents. The Term Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.
          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments hereof upon the terms and conditions specified therein.
          No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
          Except as permitted by Section 10.04 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.
Term Loan Note

          This Note shall be governed by, and construed in accordance with, the law of the State of New York.

TC GROUP INVESTMENT HOLDINGS, L.P.
By:	TCG Holdings II, L.P., its general partner
By:	DBD Investors V, L.L.C., its general partner

By:

Name: Daniel A. D’Aniello
Title: Managing Director

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By:	TCG Holdings Cayman II, L.P., its general partner
By:	DBD Cayman, Ltd., its general partner

By:

Name: Daniel A. D’Aniello
Title: Director

Witness:

Name:

TC GROUP CAYMAN, L.P.
By:	TCG Holdings Cayman, L.P., its general partner
By:	Carlyle Offshore Partners II, Ltd., its general partner

By:

Name:
Title:

Witness:

Name:

CARLYLE INVESTMENT MANAGEMENT L.L.C.
By:	TC Group, L.L.C., its managing member
By:	TCG Holdings, L.L.C., its managing member

By:

Term Loan Note

EXHIBIT H
[Form of Pre-IPO Solvency Certificate]
________ __, 20[_]
          This Solvency Certificate is delivered pursuant to Section 6.08 of the Agreement dated as of December 13, 2011 (the “Credit Agreement”), among TC Group Investment Holdings, L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman, L.P., Carlyle Investment Management L.L.C., TC Group, L.L.C., the Lenders party thereto, and Citibank, N.A., as Administrative Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein.
          The undersigned, being a Responsible Officer of [___________], the [general partner (the “General Partner”)] [managing member (the “Managing Member”)] of [TC Group Investment Holdings, L.P.] [TC Group Cayman Investment Holdings, L.P.] [TC Group Cayman, L.P.] [Carlyle Investment Management L.L.C.] [TC Group, L.L.C.] (the “Obligor”)], hereby certifies on behalf of the Obligor that, immediately following the making of any Loans the proceeds of which will be used for [describe 6.08 transaction] (the “Specified Transaction”) any dividend, repurchase, redemption or purchase permitted by Section 6.08 of the Credit Agreement, and after giving effect to the application of such proceeds and taking into consideration the consummation of the Specified Transaction, (a) the amount of the “present fair saleable value” of the assets of the Obligor will exceed the amount of all “liabilities of the Obligor, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Obligor will be greater than the amount that will be required to pay the liability of the Obligor on its debts as such debts become absolute and matured, (c) the Obligor will not have an unreasonably small amount of capital with which to conduct its business and (d) the Obligor will be able to pay its debts as they mature. For purposes hereof, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
Pre-IPO Solvency Certificate

          WITNESS my hand dated as of the date first above written.

By [______________________], as its [General Partner][Managing Member]

By:

Name:
Title:
Pre-IPO Solvency Certificate

EXHIBIT I
[Form of Parent Guarantor Joinder Agreement]
PARENT GUARANTOR JOINDER AGREEMENT
          PARENT GUARANTOR JOINDER AGREEMENT dated as of [________ __], 20[__] by [NAME OF ADDITIONAL PARENT GUARANTOR], a [________] (the “Additional Parent Guarantor”), in favor of CITIBANK, N.A., as administrative agent for the parties defined as “Holders” under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
          TC Group Investment Holdings, L.P., a Delaware limited partnership, TC Group Cayman Investment Holdings, L.P., a Cayman Islands exempted limited partnership, TC Group Cayman, L.P., a Cayman Islands exempted limited partnership., and Carlyle Investment Management L.L.C., a Delaware limited liability company, as Borrowers, TC Group, L.L.C., a Delaware limited liability company, as a Parent Guarantor, the Lenders party thereto and the Administrative Agent are parties to a Credit Agreement dated as of December 13, 2011 (as modified and supplemented and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.
          Pursuant to Section 2.24(a) of the Credit Agreement, the Additional Parent Guarantor hereby agrees to become a “Parent Guarantor” and an “Obligor” for all purposes of the Credit Agreement and all other Loan Documents. Without limiting the foregoing, the Additional Parent Guarantor hereby:
     (a) jointly and severally with the other Parent Guarantors, guarantees to each Holder and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under applicable Debtor Relief Laws) of all Obligations in the same manner and to the same extent as is provided in Article III of the Credit Agreement;
     (b) makes the representations and warranties set forth in Article IV of the Credit Agreement with respect to itself and its obligations under this Parent Guarantor Joinder Agreement, as if each reference in such Article to the Loan Documents included reference to this Parent Guarantor Joinder Agreement; and
     (c) agrees to be bound by all covenants, agreements and obligations of a Parent Guarantor and an Obligor pursuant to the Credit Agreement and all other Loan Documents to which it is or becomes a party.
          This Parent Guarantor Joinder Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. This Parent Guarantor Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Parent Guarantor Joinder Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Parent Guarantor Joinder Agreement. This Parent Guarantor Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
Parent Guarantor Joinder Agreement

          IN WITNESS WHEREOF, the Additional Parent Guarantor has caused this Parent Guarantor Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL PARENT GUARANTOR]

By

Title:
Accepted and agreed:
CITIBANK, N.A.,
as Administrative Agent

By Title:
Parent Guarantor Joinder Agreement

EXHIBIT J
[Form of Subsidiary Guarantee Agreement]
SUBSIDIARY GUARANTEE AGREEMENT
          SUBSIDIARY GUARANTEE AGREEMENT dated as of [________ __], 20[__], between each of the companies or entities identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each other Person that becomes a Subsidiary Guarantor pursuant to Section 2.24(b) of the Credit Agreement referred to below (individually, a “Subsidiary Guarantor”, and collectively, the “Subsidiary Guarantors”) and CITIBANK, N.A., as the administrative agent for the parties defined as “Holders” under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
          TC Group Investment Holdings, L.P., a Delaware limited partnership, TC Group Cayman Investment Holdings, L.P., a Cayman Islands exempted limited partnership, TC Group Cayman, L.P., a Cayman Islands exempted limited partnership., and Carlyle Investment Management L.L.C., a Delaware limited liability company, (each individually, a “Borrower”, and together with each other Person that becomes a Borrower pursuant to Section 2.23 of the Credit Agreement, the “Borrowers”), TC Group, L.L.C., a Delaware limited liability company, as a Parent Guarantor, the Lenders party thereto and the Administrative Agent are parties to a Credit Agreement dated as of December 13, 2011 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by said Lenders to the Borrowers thereunder.
          Each Subsidiary Guarantor will derive substantial direct and indirect benefits from the making of the Loans to the Borrowers pursuant to the Credit Agreement (which benefits are hereby acknowledged by each Subsidiary Guarantor).
          To induce said Lenders to enter into the Credit Agreement and to extend credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Subsidiary Guarantor has agreed to guarantee the Obligations (as defined in the Credit Agreement). Accordingly, the parties hereto agree as follows:
          Section 1. Definitions, Etc.
          1.01 Terms Generally. Terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
          1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the Credit Agreement), (b) any reference herein to any Person
Subsidiary Guarantee Agreement

shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Annexes shall be construed to refer to Sections of, and Annexes to, this Agreement and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
          Section 2. The Guarantee.
          2.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to each Holder and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under applicable Debtor Relief Laws) of the Obligations. The Subsidiary Guarantors hereby further jointly and severally agree that if the Credit Parties shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under applicable Debtor Relief Laws) any of the Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          2.02 Obligations Unconditional.
          (a) Guarantee Absolute. The obligations of the Subsidiary Guarantors under this Section 2 are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Credit Parties under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the enforceability of this Agreement in accordance with its terms or affect, limit, reduce, discharge, terminate, alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:
     (i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions of the Credit Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under the Credit Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of
Subsidiary Guarantee Agreement

the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
     (iv) any application by any of the Holders of the proceeds of any other guaranty of or insurance for any of the Obligations to the payment of any of the Obligations;
     (v) any settlement, compromise, release, liquidation or enforcement by any of the Holders of any of the Obligations;
     (vi) the giving by any of the Holders of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, any Borrower or any other Person, or to any disposition of any Equity Interests by any Borrower or any other Person;
     (vii) the exercise by any Holder of any of its rights, remedies, powers and privileges under the Loan Documents;
     (viii) the entering into any other transaction or business dealings with the Borrowers or any other Person; or
     (ix) any combination of the foregoing.
          (b) Waiver of Defenses. The enforceability of this Agreement and the liability of the Subsidiary Guarantors and the rights, remedies, powers and privileges of the Holders under this Agreement shall not be affected, limited, reduced, discharged or terminated, and each Subsidiary Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:
     (i) the illegality, invalidity or unenforceability of any of the Obligations, any Loan Document or any other agreement or instrument whatsoever relating to any of the Obligations;
     (ii) any disability or other defense with respect to any of the Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of such Subsidiary Guarantor relating thereto;
     (iii) the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Obligations;
     (iv) the cessation, for any cause whatsoever, of the liability of the Borrowers or any Subsidiary Guarantor with respect to any of the Obligations;
     (v) any failure of any of the Holders to marshal assets, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrowers or any other Person, or to take any action whatsoever to mitigate or reduce the liability of any Subsidiary Guarantor under this Agreement, the Holders being under no obligation to take any such action notwithstanding the fact that any of the Obligations may be due and payable and that the Borrowers may be in default of its obligations under any Loan Document;
     (vi) any counterclaim, set-off or other claim which the Borrowers or any Subsidiary Guarantor has or claims with respect to any of the Obligations;
     (vii) any failure of any of the Holders to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;
Subsidiary Guarantee Agreement

     (viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Borrowers or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Obligations (or any interest on any of the Obligations) in or as a result of any such proceeding;
     (ix) any action taken by any of the Holders that is authorized by this Section 2.02 or otherwise in this Agreement or by any other provision of any Loan Document, or any omission to take any such action; or
     (xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
          (c) Waiver of Counterclaim. The Subsidiary Guarantors expressly waive, to the fullest extent permitted by law, for the benefit of each of the Holders, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any Holder exhaust any right, power, privilege or remedy or proceed against the Credit Parties under the Credit Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations, and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations. Each Subsidiary Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.
          (d) Other Waivers. Each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Holders, any right to which it may be entitled:
     (i) that the assets of the Borrowers first be used, depleted and/or applied in satisfaction of the Obligations prior to any amounts being claimed from or paid by such Subsidiary Guarantor;
     (ii) to require that the Borrowers be sued and all claims against the Borrowers be completed prior to an action or proceeding being initiated against such Subsidiary Guarantor; and
     (iii) to have its obligations hereunder be divided among the Subsidiary Guarantors, such that each Subsidiary Guarantor’s obligation would be less than the full amount claimed.
     2.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 2 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify each Holder on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Holder in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     2.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Obligations (other than any contingent or indemnification obligations) and the expiration and termination of the Commitments and all LC Exposure of the Lenders under the Credit Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in this Section 2, whether by subrogation or otherwise, against
Subsidiary Guarantee Agreement

any Credit Party or any other guarantor of any of the Obligations or any security for any of the Obligations. All rights and claims arising under this Section 2.04 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Subsidiary Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of the Obligations. If any such payment or distribution is made or becomes available to any Subsidiary Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the Person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Subsidiary Guarantor, it shall be held by such Subsidiary Guarantor in trust, as trustee of an express trust for the benefit of the Holders, and shall forthwith be transferred and delivered by such Subsidiary Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.
          2.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrowers under the Credit Agreement may be declared to be forthwith due and payable as provided in Article VIII of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of this Section 2 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of this Section 2.
          2.06 Continuing Guarantee. The guarantee in this Section 2 is a continuing guarantee and is a guarantee of payment and not merely of collection, and shall apply to all Obligations whenever arising.
          2.07 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 2.07 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 2 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes of this Section 2.07, (i) “Excess Funding Guarantor” means, in respect of any Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Obligations, (ii) “Excess Payment” means, in respect of any Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any
Subsidiary Guarantee Agreement

obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined, with respect to each Subsidiary Guarantor, as of the date that the Guarantee under this Section 2 shall become effective with respect to such Subsidiary Guarantor.
          2.08 General Limitation on Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Section 2 would otherwise, taking into account the provisions of Section 2.07, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 2, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Holder or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Subsidiary Guarantor under this Section 2.08 without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Holder hereunder.
          2.09 Payments. All payments by each Subsidiary Guarantor under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent’s account, free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes (and each Subsidiary Guarantor hereby agrees to comply with the provisions of Section 2.16 of the Credit Agreement as if said Section 2.16 referred to this Agreement and payments by such Subsidiary Guarantor hereunder).
          Section 3. Representations and Warranties; Further Assurances.
          3.01 Representations and Warranties. Each Subsidiary Guarantor hereby makes the representations and warranties set forth in Article IV of the Credit Agreement with respect to itself and its obligations under this Agreement, as if each reference in such Article to the Loan Documents included reference to this Agreement.
          3.02 Further Assurances. Each Subsidiary Guarantor agrees that, from time to time upon the written request of the Administrative Agent, such Subsidiary Guarantor will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to fully effect the purposes of this Agreement.
          Section 4. Miscellaneous.
          Section 4.01 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its address for notices specified pursuant to Section 10.01 of the Credit Agreement and shall be deemed to have been given at the times specified therein.
Subsidiary Guarantee Agreement

          Section 4.02 No Waiver. No failure on the part of any Holder to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Holder of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
          Section 4.03 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Subsidiary Guarantor and the Administrative Agent (with the consent of the Lenders as specified in Section 10.02 of the Credit Agreement). Any such amendment or waiver shall be binding upon each Holder and each Subsidiary Guarantor.
          Section 4.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each Subsidiary Guarantor and each Holder; provided that no Subsidiary Guarantor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent.
          Section 4.05 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
          Section 4.06 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
          Section 4.07 Jurisdiction, Service of Process and Venue.
          (a) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State or Federal court located in the City of New York in any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims with respect to any such suit, action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing herein shall in any way be deemed to limit the ability of any party hereto to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over any other party hereto in such other jurisdictions, and in such manner, as may be permitted by applicable law.
          (c) Venue and Forum. Each party hereto irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and further irrevocably waives any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
Subsidiary Guarantee Agreement

          Section 4.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 4.09 No Immunity. To the extent that any Subsidiary Guarantor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each Subsidiary Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.
          Section 4.10 Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of each Subsidiary Guarantor under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Subsidiary Guarantor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section 4.10 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Subsidiary Guarantor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.
Subsidiary Guarantee Agreement

          Section 4.11 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          Section 4.12 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
          Section 4.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
          Section 4.14 Additional Subsidiary Guarantors. As contemplated by Section 2.24(b) of the Credit Agreement, a Subsidiary of an Obligor may become a “Subsidiary Guarantor” under this Agreement by executing and delivering to the Administrative Agent a “Subsidiary Guarantor Joinder Agreement” substantially in the form of Exhibit A hereto (a “Subsidiary Guarantor Joinder Agreement”). Accordingly, upon the execution and delivery of any such Subsidiary Guarantor Joinder Agreement by any such Subsidiary and the satisfaction of the conditions with respect to such Subsidiary set forth in Section 5.04(b) of the Credit Agreement, such Subsidiary shall become a “Subsidiary Guarantor” and a “Credit Party” under and for all purposes of this Agreement and each other Loan Document.
Subsidiary Guarantee Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered (and, in the case of each Person organized under the laws of the Cayman Islands, as a deed) as of the day and year first above written.

SUBSIDIARY GUARANTOR[S]

[SUBSIDIARY GUARANTOR]

By

Name:
Title:

Witness:

Name:
Subsidiary Guarantee Agreement

CITIBANK, N.A., as Administrative Agent

By

Name:
Title:
Subsidiary Guarantee Agreement

EXHIBIT A
[Form of Subsidiary Guarantor Joinder Agreement]
SUBSIDIARY GUARANTOR JOINDER AGREEMENT
          SUBSIDIARY GUARANTOR JOINDER AGREEMENT dated as of [________ __], 20[__] by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a [________] (the “Additional Subsidiary Guarantor”), in favor of CITIBANK, N.A., as administrative agent for the parties defined as “Holders” under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
          TC Group Investment Holdings, L.P., a Delaware limited partnership, TC Group Cayman Investment Holdings, L.P., a Cayman Islands exempted limited partnership, TC Group Cayman, L.P., a Cayman Islands exempted limited partnership., and Carlyle Investment Management L.L.C., a Delaware limited liability company, as Borrowers, TC Group, L.L.C., a Delaware limited liability company, as a Parent Guarantor, the Lenders party thereto and the Administrative Agent are parties to a Credit Agreement dated as of December 13, 2011 (as modified and supplemented and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement. In connection with the Credit Agreement, the Subsidiary Guarantors referred to therein and the Administrative Agent are parties to a Subsidiary Guarantee Agreement dated as of [________] (as modified and supplemented and in effect from time to time, the “Subsidiary Guarantee Agreement”).
          Pursuant to Section 2.24(b) of the Credit Agreement and Section 4.14 of the Subsidiary Guarantee Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” and a “Credit Party” for all purposes of the Credit Agreement and the Subsidiary Guarantee Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby:
     (a) jointly and severally with the other Subsidiary Guarantors, guarantees to each Holder and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under applicable Debtor Relief Laws) of all Obligations in the same manner and to the same extent as is provided in Section 2 of the Subsidiary Guarantee Agreement;
     (b) makes the representations and warranties set forth in Article IV of the Credit Agreement with respect to itself and its obligations under this Subsidiary Guarantor Joinder Agreement, as if each reference in such Article to the Loan Documents included reference to this Subsidiary Guarantor Joinder Agreement; and
     (c) agrees to be bound by all covenants, agreements and obligations of a Subsidiary Guarantor pursuant to the Subsidiary Guarantee Agreement and all other Loan Documents to which it is or becomes a party.
          This Subsidiary Guarantor Joinder Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. This Subsidiary Guarantor Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Subsidiary Guarantor Joinder Agreement by electronic transmission shall be effective as
Subsidiary Guarantor Joinder Agreement

delivery of a manually executed counterpart of this Subsidiary Guarantor Joinder Agreement. This Subsidiary Guarantor Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
Subsidiary Guarantor Joinder Agreement

          IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Subsidiary Guarantor Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By

Title:
Accepted and agreed:
CITIBANK, N.A.,
as Administrative Agent

By
Title:
Subsidiary Guarantor Joinder Agreement